Exhibit 10.2

PURCHASE AND SALE AGREEMENT

dated as of June 15, 2006

by and between

BPG/CGV HOTEL PARTNERS IX LLC

a Delaware limited liability company,

as Seller,

and

EHP OPERATING PARTNERSHIP, L.P.,

a Maryland limited partnership,

as Purchaser

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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EXHIBITS AND SCHEDULES

EXHIBITS

EXHIBIT A	Leasehold Estate
EXHIBIT B	General Escrow Provisions
EXHIBIT C	Due Diligence Items
EXHIBIT D	Intentionally Omitted.
EXHIBIT E	Form of Assignment of Ground Lease
EXHIBIT F	Form of Bill of Sale
EXHIBIT G	Form of Assignment of Leases
EXHIBIT H	Form of Assignment of Contracts
EXHIBIT I	Form of FIRPTA Certificate
EXHIBIT J	Form of Seller’s Affidavit
EXHIBIT K	Form of Massport Consent and Estoppel
EXHIBIT L	Form of Ground Lease Estoppel

SCHEDULES

SCHEDULE 2.1	Wire Transfer Instructions
SCHEDULE 7.1(g)	Required Consent
SCHEDULE 8.2(f)	Pending Litigation
SCHEDULE 8.2(k)	List of Contracts
SCHEDULE 8.2(l)	List of Leases

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INDEX OF DEFINED TERMS

Defined Term	Section
Accounts Receivable	3.1(e)
Additional Deposit	2.2(a)
Adjustment Point	3.1
Advance Bookings	1.1(c)
Advance Expenses	3.1(n)
Agreement	Introduction
Assignment of Contracts	6.2(d)
Assignment of Ground Lease	6.2(a)
Assignment of Leases	6.2(c)
Authorizations	1.1(c)
Bill of Sale	6.2(b)
Broker	10.1
Business Day	2.2(a)
Casualty Notice	4.4(a)
Condemnation	4.3
Claim Notice	8.3(f)
Claims	8.5(a)
Closing	6.1(a)
Closing Date	6.1(a)
Closing Month	3.1(d)(ii)
Closing Documents	8.3(e)
Closing Statement	6.2(k)
Contracts	1.1(e)
DEP	8.2(f)
Delivery Date	6.1(b)
Deposit	2.2(a)
Deposit Date	2.2(a)
Designated Employee	8.3(b)
Due Diligence Items	5.2(b)
Effective Date	Introduction
Employees	3.5(a)
Employee Compensation	3.5(a)
Environmental Representations and Warranties	8.2(t)
Environmental Representations and Warranties Claims	8.3(e)
Escrow Agent	2.1(a)
Estoppel Certificates	5.11
Financial Audits	5.6
Final Extended Closing Date	7.3(b)
Franchise Agreement	5.7
Franchise Agreement Approval	5.7
Franchisor	5.7

Defined Term	Section
FIRPTA Affidavit	6.2(g)
Governmental Authority	7.1(d)
Ground Lease	8.2(v)
Hazardous Materials	8.5(a)
Hotel	1.1(b)
Housing Contribution Grant Payments	3.1(q)
Improvements	1.1(b)
Initial Deposit	2.2(a)
Intangible Personal Property	1.1(c)
Interim Liquor License Documents	5.5
Internal Revenue Code	6.2(g)
Inventory	1.1(c)
Leasehold Estate	1.1(a)
Leases	1.1(d)
Liability Cap	8.3(e)
Limited Due Diligence Period	5.2(a)
Liquor License	5.5
Liquor Management Agreement	5.5
MEPS Contract	5.8(b)
Material Damage	4.4(b)
Materially Damaged	4.4(b)
Minibar Contract	5.8
Monetary Title Encumbrances	4.2(a)
New Exception	4.2(a)
New Exception Objections	4.2(b)
Non-Environmental Representations and Warranties Claims	8.3(e)
Notice to Terminate	5.2(a)
Notice to Proceed	5.2(a)
Parking Garage Contract	5.8(c)
Operating Statements	8.2(u)
Parties	Introduction
Party	Introduction
Patriot Act	8.1(f)
Permitted Exception	4.2
Person	8.4(b)
Personal Property	1.1(c)
Pre-Closing Period	2.2(a)
Premises	1.1(b)
Prior Agreement	R-2
Property	1.1
Property Improvement Plan	3.3
Purchaser	Introduction
Purchase Price	2.1(a)
Purchaser’s Representative	8.3(c)
Release Date	8.3(f)
Released Entity(ies)	8.5(a)

Defined Term	Section
Remove	4.2(d)
Rents	3.1(d)(i)
Representation and Warranty Claims	8.3(e)\
Required Consent	7.1(g)
Rooms Ledger	1.1(c)
Seller	Introduction
Seller’s Affidavit	6.2(h)
Title Company	4.1
Title Commitment	4.1
Title Document	4.1
Title Policy	4.2(f)
Survey	4.1
Uniform System of Accounts	3.4
Updated Title and Survey	4.1
WARN Act	3.5(b)

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is dated as of June 15, 2006 (the “Effective Date”) by and between (i) BPG/CGV HOTEL PARTNERS IX LLC, a Delaware limited liability company (“Seller”), and (ii) EHP OPERATING PARTNERSHIP, L.P., a Maryland limited partnership (“Purchaser”) (collectively, Seller and the Purchaser may be referred to as the “Parties” or individually as “Party”).

RECITALS:

R-1. Seller is the owner of a ground lease interest in the real property located in East Boston, Massachusetts and more particularly described on Exhibit A, and other tangible and intangible property, as more particularly described and defined herein.

R-2. Purchaser and Seller have previously entered into a Purchase and Sale Agreement dated as of November 14, 2005, as amended by a Reinstatement of and Amendment to Purchase Agreement dated as of December 14, 2005 (collectively, the “Prior Agreement”), which Prior Agreement was terminated by Purchaser on December 20, 2005.

R-3. Seller desires to sell, and Purchaser desires to purchase, the Property (as hereinafter defined), pursuant and subject to the terms and conditions set forth herein and this Agreement shall supersede the Prior Agreement in all respects.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants, conditions and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree, and instruct Escrow Agent, as follows:

ARTICLE 1

PURCHASE AND SALE

1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the following (collectively, the “Property”):

(a) Seller’s right, title and interest in and to the ground lease interest described in Exhibit A attached hereto, together with any and all rights appurtenant thereto (the “Leasehold Estate”);

(b) Seller’s right, title, and interest in and to all buildings, improvements, and other items of real estate located on the Leasehold Estate (the “Improvements,” together with the Leasehold Estate, collectively, the “Premises” or the “Hotel”);

(c) Seller’s right, title, and interest in and to all (i) items of tangible personal property consisting of all furniture, fixtures, equipment, machinery, and other tangible personal property of every kind and nature located at the Hotel and owned or leased by Seller as of the Closing Date (defined below), including all inventories of food and beverage in opened or unopened containers and all in-use or reserve stock of linens, china, glassware, silver, uniforms, towels, paper goods, stationery, soaps, cleaning supplies and the like with respect to the Hotel on hand as of the Closing Date, which inventories shall be maintained through the term of this Agreement at levels which are consistent with past practices (the “Inventory”), but shall specifically exclude (x) any and all personal property and/or trade fixtures belonging to tenants and/or occupants of the Premises, (y) any and all alcoholic beverages, to the extent that any applicable law prohibits the transfer of alcoholic beverages from Seller to Purchaser, and (z) any and all cash-on-hand, reserves (including, but not limited to, any FF&E reserves or seasonal reserves) and petty cash funds, and (ii) Intangible Personal Property (collectively, the “Personal Property”). “Intangible Personal Property” shall mean, to the extent assignable, Seller’s right, title and interest in and to all intangible personal property owned or possessed by Seller and used in connection with the ownership or operation of the Hotel, including, without limitation, (1) utility and development rights and privileges, (2) telephone and telecopy numbers, websites, computer programs and systems, URLs, restaurant names and other trade names, copyrights, trademarks and logos, general intangibles, business records, customer and guest lists and files, pre-paid advertising, group files, credit records and plans and specifications pertaining to the Premises and the Personal Property related to the Hotel; provided, that Seller shall not be required to expend any funds to third parties in order to transfer such Intangible Personal Property, (e.g. trademark or copyright applications, filings, software purchases, etc.); (3) the share of the final night’s room revenue for the Hotel of registered guests (who have not checked out and who were occupying rooms as of the Adjustment Point, as herein defined), including any sales taxes, room taxes or other taxes thereon (the “Rooms Ledger”) determined pursuant to Article 3; (4) reservations and agreements made or entered into prior to Closing for Hotel rooms to be utilized on or after the Closing Date, or for catering services or other hotel services to be provided on or after the Closing Date at or by the Hotel (the “Advance Bookings”); (5) all licenses, permits, concessions and approvals required by any Governmental Authority, as defined herein, or otherwise appropriate with respect to the construction, ownership, operation, leasing, maintenance, or use of the Property or any part thereof, but specifically excluding any and all liquor licenses and permits or rights relating to the sale of liquor at the Hotel (the transfer of which is governed by Section 5.5) (the “Authorizations”); and (6) any good will associated with the Hotel;

(d) Seller’s interest as lessor pursuant to all leases, concessions, license agreements, and occupancy agreements with respect to the Property under which any tenants (other than registered guests) or concessionaires occupy space at the Property, as set forth in Schedule 8.2(l) (the “Leases”) that are in effect on the Closing Date;

(e) Seller’s right, title, and interest in all written service, supply, trash removal, maintenance, construction, capital improvement and other similar contracts in effect with respect to the Property related to the construction, operation, or maintenance of the Property, as set forth in Schedule 8.2(k) (collectively, the “Contracts”), in each case, (x) to the extent assignable or transferable, and, if consent is required, to the extent such consent is obtained, and (y) to the extent Seller has not terminated such Contract as provided in Section 5.1(c); and

(f) Seller’s right to collect proceeds payable in connection with any casualty or Condemnation, if and to the extent required under Section 4.3 or Section 4.4 hereof.

Notwithstanding anything contained in this Section 1.1 to the contrary, Property specifically does not include (a) Seller’s cash on hand or reserves (including, but not limited to, any FF&E reserve or seasonality reserve) in bank accounts and invested with financial or other institutions; (b) any accounts receivable except for (1) the above described share of the Rooms Ledger and (2) Accounts Receivable described in Section 3.1; and (c) any credit card merchant numbers of Seller.

ARTICLE 2

PURCHASE PRICE;

DEPOSIT

2.1 Purchase Price.

(a) Purchase Price. The purchase price for the Property is Fifty Three Million Four Hundred Thousand Dollars ($53,400,000) payable in cash by wire transfer of immediately available funds (made in accordance with the wiring instructions set forth on Schedule 2.1) to a bank account designated by First American Title Insurance Company (in such capacity, “Escrow Agent”), having an address at Two Penn Center Plaza, Suite 1910, Philadelphia, PA 19102, Attention: Adam Cutler (the “Purchase Price”). Seller and Purchaser shall use commercially reasonable efforts to agree, prior to the Closing Date, upon an allocation of the Purchase Price among the Leasehold Estate, the Improvements, the Personal Property and the Intangible Personal Property. If Seller and Purchaser agree on such allocations, the schedule of allocations shall be attached hereto as Schedule 2.1(a), and each party agrees to file federal, state and local tax returns consistent with such allocations agreed upon between the parties. If Seller and Purchaser cannot agree upon such allocations of the Purchase Price, each party shall file federal, state and local tax returns based on each party’s own determination of the proper allocations of the Purchase Price , each bearing its own consequences of any discrepancies.

(b) Intentionally Omitted.

2.2 Deposit.

(a) Payment of Deposit. Within one (1) Business Day of the Effective Date (the “Deposit Date”), Purchaser shall deliver to Escrow Agent earnest money in the amount of Five Hundred Thousand Dollars ($500,000) (the “Initial Deposit”), such amount to be paid in cash by wire transfer of immediately available funds (made in accordance with the wiring instructions set forth on Schedule 2.1) to a bank account designated by the Escrow Agent, having an address at and attention line as set forth in Section 2.1. If this Agreement is not terminated by the end of the Limited Due Diligence Period pursuant to Section 5.2, Purchaser shall deliver to the Escrow Agent by not later than the expiration of the thirty (30) day period immediately following the Effective Date (the “Pre-Closing Period”) an additional deposit in the amount of Two Million One Hundred Seventy Thousand Dollars ($2,170,000) to be held by the Escrow Agent as an additional good faith deposit under this Agreement (the “Additional Deposit” and, together with the Initial Deposit and all interest earned on the Initial Deposit or the Additional Deposit, the “Deposit”). If Purchaser does not deliver to the Escrow Agent the Additional Deposit by the end of the Pre-Closing Period, this Agreement shall terminate and the Escrow Agent shall deliver the Initial Deposit to Seller. As used in this Agreement, the term “Business Day” means any day of the year, other than Sunday, Saturday or any other day that the Federal Reserve Bank of New York recognizes as a federal holiday.

(b) Escrow Agent and Deposit. The Deposit shall be held by Escrow Agent in an interest-bearing account in accordance with requirements set forth in Exhibit B. If the Closing occurs, then, subject to the procedures set forth in Exhibit B, Escrow Agent shall deliver the Deposit to Seller for application toward the Purchase Price. In the event that the Closing does not occur by the Closing Date, subject to the procedures set forth in Exhibit B, the Deposit shall be paid to the Party entitled to receive the Deposit in accordance with the terms of this Agreement. Any taxes due on interest income with respect to the Deposit shall be the sole responsibility of the Party receiving such interest. The provisions of this Section 2.2(b) shall survive any termination of this Agreement.

2.3 Intentionally Omitted.

ARTICLE 3

APPORTIONMENTS AND OTHER ADJUSTMENTS

3.1 General. All items of revenue and expense with respect to the Property, and applicable to the period of time before and after Closing Date, shall be allocated between Seller and Purchaser as provided herein. Pursuant to such allocation, Seller shall be entitled to all revenue and shall be responsible for all expenses for the period of time up to 11:59 P.M. Eastern Time on the day immediately preceding the Closing Date (the “Adjustment Point”), and Purchaser shall be entitled to all revenue and shall be responsible for all expenses for the period of time after the Adjustment Point. In addition and notwithstanding the foregoing, Seller and Purchaser shall each share 50% of the room revenue for the day immediately preceding Closing. Such adjustments shall be shown on the Closing Statement (with such supporting documentation as the parties hereto may reasonably require being attached as exhibits to the closing statements) and shall increase or decrease (as the case may be) the cash amount payable by Purchaser. All prorations shall be made on the basis of the actual number of days in the year and month in which the Closing occurs or in the period of computation. Without limiting the generality of the foregoing, the following items shall be allocated and prorated as of the Adjustment Point:

(a) Real Estate Taxes, Personal Property Taxes and Assessments. Real estate taxes, personal property taxes, and assessments (and refunds thereof) on the basis of the fiscal year or fiscal years for which assessed. If the Closing shall occur before a new real property tax rate, personal property tax rate, or assessed valuation is fixed, the apportionment of such tax at Closing shall be upon the basis of the old tax rate for the preceding fiscal year applied to the latest assessed valuation. Promptly after the actual real estate taxes and personal property taxes have been fixed, the apportionment of taxes shall be recomputed and Seller or Purchaser, as the case may be, promptly upon demand shall make a payment to the other based upon the recomputed apportionment. In addition, if any real property assessment or personal property assessment affects the Hotel as of the Closing Date and such real property assessment or personal property assessment is payable in annual or other installments (whether at the election of Seller or otherwise), only the installment relating to, or payable over, the fiscal period of the assessing authority, part of which is included within the period prior to the Closing Date and part of which is included in the period after the Closing Date, shall be apportioned between Seller and Purchaser as of the Adjustment Point; however, such assessments which are not payable in installments shall be paid by Seller at Closing where the work has been completed, and shall be assumed by Purchaser at Closing and paid by Purchaser where the work has been authorized or started, but not completed.

(b) Utilities. Utilities and fuel charges, including, without limitation, water, sewer, steam, electricity, gas and oil charges, on the basis of meter readings made as contemporaneously as possible to the Adjustment Point (or, if not possible, on the basis of the most recent previous bills and readings); provided, that upon the taking of subsequent meter readings that are closer in time to the Adjustment Point, then such adjustment shall be recalculated based upon the subsequent readings, and Seller or Purchaser, as the case may be, promptly upon demand, shall make any necessary compensating payments to the other Party.

(c) Escrows and Deposits; Governmental Liens and Assessments. All escrows or similar deposits, if any, made by Seller as security under any public service contracts which will remain on deposit for the benefit of Purchaser after the Closing to the extent such escrows or similar deposits are assigned to Purchaser for which Seller will receive a credit at Closing.

(d) Rents.

(i) Rents, including prepaid Rents and unpaid Rents as and when collected. The word “Rents”, as used in this Agreement, shall include any and all rent or other amounts, charges or fees payable by tenants (including former tenants) of the Premises pursuant to the Leases relating to the Hotel that are assigned to Purchaser (including, but not limited to, percentage rent, operating expense and real estate tax pass throughs and charges payable by tenants for services of any kind).

(ii) Rent which is due but uncollected as of the Closing Date shall not be adjusted. Purchaser agrees to cause the amount of such rental arrears to be included in the first three (3) months of bills thereafter submitted by Purchaser to such tenants after the Closing Date. Any Rents collected after the Closing shall be applied as follows: (A) first, to the then current month in which such Rents are collected, (B) second, to the calendar month in which the Closing occurs (the “Closing Month”), (C) third, to any delinquent rents or other charges accruing after the Closing Month, and (D) fourth, to any other delinquent rents or other charges accruing prior to the Closing Month. Purchaser shall use commercially reasonable efforts to collect any delinquent rents that accrued prior to the Closing Date; provided that in no event shall Purchaser be required to incur any additional expense or liability or sue any tenant, terminate any Lease or threaten to do same.

(e) Accounts Receivable. All reasonably documented, third party accounts receivable that are owing as of the Adjustment Point which are not more than thirty (30) days past due (the “Accounts Receivable”) for which Seller shall receive a credit at Closing. All of Seller’s accounts receivable which are more than thirty (30) days past due shall remain the property of Seller subsequent to the Closing of the transaction contemplated hereby. Purchaser shall hold any funds received by Purchaser as payment of such accounts receivable in trust, if Purchaser actually collects any such amounts, and shall pay the monies collected in respect thereof to Seller at the end of each calendar month, less Purchaser’s reasonable third party documented costs of collection, if any, accompanied by a statement showing the amount collected on each such account. Purchaser shall use commercially reasonable efforts to collect such Seller’s accounts receivable, but shall not be required to take any legal proceeding or action to effect collection on behalf of Seller. Seller is hereby agreeing to sell to Purchaser and Purchaser is hereby agreeing to purchase from Seller and Seller hereby agrees to appoint Purchaser as Seller’s agent and attorney-in-fact with respect to the Accounts Receivable. An amount equal to the aggregate of all Accounts Receivable shall be paid by Purchaser to Seller at Closing in addition to the Purchase Price.

(f) Accounts Payable. Subject in all respect to the prorations and adjustments set forth in this Article III, if any, all accounts payable that are owing as of the Adjustment Point shall remain the responsibility of Seller and will be paid at Closing.

(g) Security Deposits. Any security deposits held by Seller on the Closing Date (together with the interest, if any, earned thereon for the account of any tenant), shall be delivered to Purchaser. Seller shall be entitled to its share of interest earned on any such deposits for the account of Seller (i.e., to the extent not payable to the relevant tenant under the term of its Lease) up to the Adjustment Point.

(h) Contracts. Fees and regular charges payable under the Contracts and other agreements to which Seller is a party and relating to Seller’s operations at the Hotel if such agreements are being assigned to Purchaser and are to continue after the Closing. Seller and Purchaser agree that expenses under Contracts which will constitute ongoing construction, capital improvement and other similar work shall be allocated to Seller as to work completed prior to the Adjustment Point (and applicable retainage related thereto), and shall be allocated to Purchaser as to work completed from and after the Adjustment Point (and applicable retainage related thereto).

(i) Annual Fees for Authorizations. Annual fees for Authorizations, if any, on the basis of the fiscal year for which levied, if the rights with respect thereto continue for the benefit of Purchaser following the Closing.

(j) Rooms Ledger. Room revenue for the Hotel for registered guests (who have not checked out and were occupying rooms as of the Adjustment Point), including any sales taxes, room taxes or other taxes thereon for nights prior to Adjustment Point shall be credited to Seller at Closing. The Rooms Ledger for the night preceding Closing shall be apportioned equally between Purchaser and Seller.

(k) Food and Beverage Revenue; Vending Machine Revenue. All revenue in connection with (i) food and beverage services, if any, at the Hotel (including amounts due from any registered guest of the Hotel), and (ii) vending machines located at the Hotel. All vending machine proceeds shall be counted as close to the Adjustment Point as possible.

(l) Meeting Room Revenue. All revenue generated from any meeting rooms at the Hotel.

(m) Gift Shop Revenue. All revenue generated from any gift shops at the Hotel.

(n) Advance Bookings and Advance Expenses. Purchaser shall receive a credit at Closing for revenue received by Seller prior to the Adjustment Point for Advance Bookings made during Seller’s period of ownership of the Property. Seller shall receive a credit at Closing for prepaid expenses for goods or services paid (including travel agency or travel service commissions for Hotel rooms to be utilized on or after the Closing Date (collectively, “Advance Expenses”).

(o) Petty Cash. All petty cash funds in connection with the guest operations at the Hotels, for which Seller shall receive a credit at Closing in the amount of the total of all petty cash funds on hand and transferred to Purchaser at Closing.

(p) Other Items. Any other operating expenses and any other items relating to the Property which are ordinarily adjusted between sellers and purchasers of commercial real estate comparable to the Property (including ground lease rent and Massport access fees).

(q) Housing Contribution Grant Payments. Seller shall be responsible for the payment of all unpaid installments due to the City of Boston, as the managing trustee of the Neighborhood Housing Trust, pursuant to Article 2 of the Development Impact Project Agreement dated as of November 16, 1999 (the “Housing Contribution Grant Payments”) and shall either (i) pay the balance due of the Housing Contribution Grant Payments at Closing, or (ii) at Closing, deliver a portion of the Purchase Price equal to the outstanding amount of the Housing Contribution Grant Payments to the Escrow Agent, to be invested by the Escrow Agent in U.S. government obligations, bank certificates of deposit or repurchase agreements secured by U.S. government obligations. Seller shall be entitled to receive all interest accrued on such amount. The escrowed amount shall be used by the Escrow Agent to make all of the Housing Contribution Grant Payments as and when required. Once all required payments have been made, the Escrow Agent shall return any remaining amounts to Seller. The parties acknowledge that as of the Effective Date, the outstanding balance of the Housing Contribution Grant Payments is $378,240. The parties acknowledge that the Escrow Agent’s obligation to hold and disburse the escrowed amount shall remain in effect until it has received confirmation that no further amounts are due to the City of Boston and that the Escrow Agent is irrevocably committed to make such payments until such time, and such obligation shall survive any subsequent sale or disposition of the Property by Purchaser. Seller agrees to indemnify, defend and hold harmless Purchaser with respect to any failure by Escrow Agent to make such payments.

3.2 Franchise Fees. Seller shall pay all outstanding franchise fees due to Franchisor through the Closing Date (defined in Section 5.7) under the Franchise Agreement (defined in Section 5.7).

3.3 PIP. On or before the Effective Date, Seller shall order from Franchisor, at Seller’s expense, any required new Property Improvement Plan (the “PIP”) or update of the PIP that Seller ordered from Franchisor in connection with the Prior Agreement. Seller shall notify Purchaser of the date of the PIP inspection, if any, and Purchaser shall have the right to be present at such inspection. Purchaser shall be responsible for any expenditures required by the PIP.

3.4 Accounting. Except as otherwise expressly provided in this Agreement, all apportionments and adjustments shall be made in accordance with the System of Accounts for the Lodging Industry, Ninth Revised Edition, as published by the Hotel Association of New York City, Inc. (the “Uniform System of Accounts”), and to the extent not inconsistent therewith, generally accepted accounting principles. The computation of the adjustments shall be jointly prepared by Seller and Purchaser.

3.5 Employees

(a) Rehiring of Employees. Seller (or Seller’s hotel manager, as applicable) shall be responsible for the payment of or shall cause the payment of on or before the Closing Date for any liability to or respecting employees of the Hotel employed by Seller (or Seller’s hotel manager, as applicable) (“Employees”) having accrued through the Adjustment Point, including liability for payment of all Employees’ wages, bonuses, commissions, and other forms of compensation or benefits earned by and due and owing to Employees as of the Adjustment Point, together with F.I.C.A., unemployment and other taxes and benefits due from any employer of such Employees, accrued or earned sick leave, vacation pay and other paid time off (collectively, the “Employee Compensation”). Purchaser shall only be responsible for Employee Compensation accruing for employees hired by Purchaser after the Adjustment Point. For purposes of clarity, Purchaser is not assuming, and Seller or Seller’s hotel manager (as applicable) shall remain responsible for, any liabilities or obligations of Seller or Seller’s hotel manager relating to any pension, retirement or other benefit plan with respect to any Employee and accruing prior to the date of Closing.

(b) WARN Act. Seller shall, as of the Adjustment Point, terminate (or cause the Manager to terminate) all Employees. Purchaser, or Purchaser’s manager, or their affiliates, shall offer employment to a sufficient number of the Employees on such terms and conditions so that Seller (or Seller’s hotel manager, as applicable) is not required to provide notice of a “plant closing” or “mass layoff” to any person or entity under the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101 et seq. or any other similar federal, state or local law or regulation (the “WARN Act”) as a result of the termination of employment of the Employees by Seller (or Seller’s hotel manager, as applicable) as of the Closing. Purchaser shall comply with all provisions of the WARN Act with respect to all Employees. As part of its obligations under this Section 3.5(b), Purchaser shall indemnify, defend and hold Seller (and Seller’s manager, as applicable) harmless from and against any liability, loss, damage, fines, penalty, back pay, back benefits, costs or expenses (including without limitation attorneys’ fees and expenses) relating to Purchaser’s failure to comply with this Section 3.5(b) or for violation of the WARN Act arising out of or relating to the termination of employment of the Employees by Seller (or Seller’s manager, as applicable) as of the Closing or by Purchaser thereafter.

(c) Survival. The provisions of this Section 3.5 shall survive the Closing without limitation.

3.6 Inspection of Books and Records. Seller shall have the right from time to time during the first twelve (12) months following the Closing to examine and audit so much of the books and records of Purchaser (or any property manager therefor) as may relate to any items of income or expense or any other items that are the subject of adjustments pursuant to this Agreement in order to verify the proper treatment thereof; provided, that Seller gives Purchaser not less than two (2) Business Days advance written notice of such examination and that it is conducted at Seller’s expense during normal business hours at the place or places where such books and records are regularly maintained by Purchaser.

3.7 Safe Deposit Boxes. On the Closing Date, Seller shall make available to Purchaser at the Hotel all receipts and agreements in Seller’s possession or control relating to all safe deposit boxes in use at the Hotel, other than safes or lockboxes, if any, located inside individual guest rooms in the Hotel. From and after the Closing, Seller shall be relieved of any and all responsibility in connection with each said box, and Purchaser shall indemnify and defend Seller (and Seller’s hotel manager, as applicable) and any affiliate thereof and hold them harmless from and against any claim, liability, cost or expense (including attorneys’ fees reasonably incurred) incurred by them, to the extent relating to items in such safety deposit boxes as of the Closing Date. Seller shall indemnify, defend and hold harmless Purchaser and its affiliates from any other liability, claim, cost or expense (including attorneys’ fees reasonably incurred) to the extent relating to any such safety deposit box arising or attributable to the period prior to the Closing Date. If either Seller or Purchaser should elect, as part of the Closing, the Parties shall jointly, with each holder of any such safety deposit boxes, inventory the contents of such safety boxes and seek to have the holder thereof confirm to the Seller and Purchaser, in writing, its contents.

3.8 Inventory of Baggage. The representatives of Seller and of Purchaser shall prepare an inventory of baggage at the Hotel as of the Closing Date (which inventory of baggage shall be binding on all Parties) of (i) all luggage, valises and trunks checked in or left in the care of the Hotel by registered guests then or formerly in the Hotel; (ii), parcels, laundry, valet packages and other property of guests checked or left in the care of the Hotel by registered guests then or formerly in the Hotel (excluding, however, property in Hotel safe deposit boxes); and (iii) all items contained in the Hotel “lost and found.” Purchaser shall be responsible from and after the Closing Date for all baggage and other items listed in such inventory of baggage, and Purchaser shall indemnify, defend and hold Seller (and Seller’s hotel manager, as applicable) and any affiliate thereof harmless from and against any claim, liability, cost or expense (including attorneys’ fees reasonably incurred) to the extent relating to guest baggage, package and other property of guests checked or left in the care of the Hotel by registered guests then or formerly in the Hotel arising or attributable to the period prior to the Closing Date and not noted on the inventory provided in this Section 3.8.

3.9 Assumption. At Closing, Purchaser shall assume and honor all (a) Advance Bookings, (b) liabilities assumed by Purchaser pursuant to this Agreement, the closing documents, or for which Purchaser receives a credit to the Purchase Price, and (c) obligations pursuant to the Permitted Encumbrances which accrue to the period from and after the Closing Date.

3.10 Survival. The provisions of this Article 3 shall survive the Closing.

ARTICLE 4

TITLE AND PROPERTY RELATED MATTERS

4.1 Title Commitment and Survey. In connection with the Prior Agreement, Seller has previously delivered or caused First American Title Insurance Company (“Title Company”) to deliver to Purchaser (a) an initial title commitment with respect to the Leasehold Estate issued by the Title Company (the “Title Commitment”), (b) copies of all recorded documents referred to on Schedule B of the Title Commitment as exceptions to coverage (the “Title Documents”) and (c) an ALTA survey of the Leasehold Estate (the “Survey”). On or before the Effective Date, Seller will have delivered or will have caused the Title Company to deliver to Purchaser an updated Title Commitment and an updated Survey (collectively, the “Updated Title and Survey”).

4.2 Certain Exceptions to Title.

(a) During the Limited Due Diligence Period, Purchaser shall review the Updated Title and Survey. If Purchaser does not terminate this Agreement at the expiration of the Limited Due Diligence Period, then any exceptions that are set forth in the Updated Title and Survey shall be deemed a “Permitted Exception” for all purposes under this Agreement. Notwithstanding the foregoing, Seller shall deliver the Property free and clear of any encumbrances or obligations arising from judgments, abstracts of judgment, mortgages, deeds of trust, security agreements, delinquent taxes, or other similar monetary liens caused by any action, or failure to act, by Seller, (collectively, “Monetary Title Encumbrances”). Notwithstanding anything herein to the contrary, Seller shall be obligated to pay and Release the Monetary Title Encumbrances. If Seller fails to cause any Monetary Title Encumbrances to be Released at Closing, then Purchaser may apply a portion of the Purchase Price to pay such Monetary Title Encumbrances and enable the Title Company to issue Purchaser’s Title Policy without exception for such Monetary Title Encumbrances.

(b) To the extent the Property is encumbered after the date of the Updated Title and Survey and prior to the Closing without the approval of Purchaser, and such encumbrance (i) is not a Permitted Exception and (ii) materially and adversely affects Seller’s title to the Leasehold Estate or the use of the Property as a hotel (a “New Exception”), upon receipt of written notice of any such New Exception, Purchaser shall have five (5) Business Days (but not later than the Closing Date for any New Exceptions disclosed within five (5) Business Days of the Closing) to review such New Exception and provide written notice to Seller with any objections to such New Exception (the “New Exception Objections”); provided, however, that

Purchaser agrees that it shall not object to any of the following matters (which shall be deemed Permitted Exceptions):

(i) liens for unpaid real estate taxes or assessments and water rates, water meter charges, water frontage charges and sewer taxes, rents and charges, if any, provided that such items are paid or bonded off by Seller, or apportioned as provided in this Agreement;

(ii) zoning laws and regulations and ordinances of municipal and other Governmental Authorities affecting the Leasehold Estate, other than violations of the same;

(iii) all unpaid personal property, real estate and excise taxes, and all water, sewer, utility, trash and other similar charges, in each case that are not yet due and payable as of the Closing but may become or give rise to a lien on all or any portion of the Property (it being understood that such items may be subject to apportionment at the Closing as provided herein) and any real estate taxes or assessments which are payable by any tenant directly to the applicable Governmental Authority pursuant to the terms of one of the Leases; and

(iv) any liens, encumbrances or other defects or exceptions to title insurance coverage caused by Purchaser, by any of its affiliates, by any of their respective agents, employees or other representatives or by Seller or its agents, employees or other representatives at Purchaser’s prior written request.

Unless Purchaser notifies Seller in writing that it objects to a New Exception within the foregoing time period, each such New Exception automatically will constitute an additional Permitted Exception.

(c) Not later than five (5) days after receipt of the New Exception Objections, but in any event prior to the Closing Date, Seller shall in its sole discretion, either: (i) deliver a Seller Response indicating its intention to Remove the New Exceptions listed in the New Title Objections or (ii) notify Purchaser that Seller does not intend to attempt to Remove any such New Exception. If Seller does not provide Seller’s Response to Purchaser within such time period with respect to a New Exception, Seller shall be deemed to have elected not to attempt to cure such New Exception. If Seller elects (or is deemed to have elected) not to Remove one or more of the New Exceptions, then not more than five (5) days after receipt of Seller’s Response (but in any event not later than the Closing Date), Purchaser shall by written notice to Seller either: (x) terminate this Agreement, or (y) waive the existence of such matter. Purchaser’s failure to respond within said five (5) day period shall constitute Purchaser’s election to terminate this Agreement. If Seller elects to attempt to Remove any New Exception, then Seller shall use commercially reasonable efforts to attempt to cure any such New Exception on or before the Closing Date. If at any time Seller notifies Purchaser that Seller will be unable or is unwilling to cure any such New Exception, then Purchaser shall, within five (5) days after receipt of such notification, either terminate this Agreement or waive any such New Exception. Purchaser’s failure to respond to Seller’s notice within such five (5) day period shall constitute Purchaser’s decision to terminate this Agreement. In no event shall Purchaser be entitled to a reduction of the Purchase Price on account of any uncured New Exception.

(d) Removal of New Exceptions. As used in this Agreement the term “Remove” means that Seller in its discretion and at its sole cost and expense will either (i) take such actions as are necessary to eliminate (of record or otherwise, as appropriate) the New Exception, (ii) cause the Title Company to remove the New Exception (as applicable) as an exception to the owner’s policy of title insurance and affirmatively insure against the same, in each case without any additional cost to Purchaser, whether such insurance is made available in consideration of payment, bonding, indemnity of Seller or otherwise, or (iii) deliver its own funds to the Title Company with instructions for the Title Company to apply such funds to discharge fully the New Exception , together with such instruments, in recordable form, as are necessary to enable the Title Company to discharge the New Exception of record and funds necessary to cover the fees and expenses of the Title Company for discharging the claim and recording or filing such instruments.

(e) In any case where this Agreement is terminated by Purchaser as permitted in Section 4.2(b), then, subject to the procedures set forth in Exhibit B, the Deposit and any interest thereon will be returned to Purchaser, and all rights, obligations and liabilities of the Parties hereunder shall be released and discharged except for those obligations and rights which by their terms survive termination of this Agreement.

(f) Purchaser intends to obtain from the Title Company an ALTA owner’s extended coverage (1970 Form B, rev. 10/17/70 form title policy (the “Title Policy”), in the amount of the Purchase Price, insuring that the Leasehold Estate to the Premises is vested in Purchaser subject only to the Permitted Exceptions, and Purchaser shall be entitled to request that the Title Company provide such endorsements to the Title Policy as Purchaser may reasonably require, provided that (a) such endorsements shall be at no cost to, and shall impose no additional liability (other than as may be imposed by the Title Company’s owner’s title affidavit reasonably approved by Seller) on, Seller, (b) Purchaser’s obligations under this Agreement shall not be conditioned upon Purchaser’s ability to obtain such endorsements and, if Purchaser is unable to obtain such endorsements, Purchaser shall nevertheless (but subject to the other conditions in Section 7.1(e)) be obligated to proceed to close the transaction contemplated by this Agreement without reduction of or set off against the Purchase Price , and (c) the Closing shall not be delayed as a result of Purchaser’s request. Purchaser shall finalize the form of the Title Policy acceptable to Purchaser during the Limited Due Diligence Period and shall attach the form to be issued at Closing to Purchaser’s Notice to Proceed. Notwithstanding the foregoing, Purchaser’s ability to obtain the Title Policy shall not be a condition to Purchaser’s obligation to close under this Agreement.

4.3 Condemnation. In the event that any Governmental Authority commences or threatens in writing condemnation proceedings, taking by power of eminent domain or any similar action (such action, a “Condemnation”) with respect to the Property or any portion thereof, Purchaser may, at its option, by written notice to Seller given prior to the earlier of (i) the Closing Date, or (ii) five (5) days after Seller notifies Purchaser of such action, either: (x) terminate this Agreement, in which case the Deposit shall be immediately returned to Purchaser and the Parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement, or (y) proceed under this Agreement, in which event Seller shall, at the Closing, assign to Purchaser its entire right, title and interest in and to any condemnation award, or credit the Purchase Price in the amount of any award received by Seller between the Effective Date and the Closing Date less any collection costs, and Purchaser shall have the sole right after the Closing to negotiate and otherwise deal with the condemning authority in respect of such matter. If Purchaser does not give Seller written notice of its election within the time required above, then Purchaser shall be deemed to have elected option (x) above.

4.4 Casualty.

(a) Casualty Notice. If prior to Closing, the Property is damaged by fire or other casualty, Seller shall notify Purchaser within two (2) Business Days and shall estimate the cost to repair and the time required to complete repairs and will provide Purchaser written notice of Seller’s estimation (the “Casualty Notice”) as soon as reasonably possible after the occurrence of the casualty.

(b) Material Damage. In the event of any Material Damage, as defined herein, to or destruction of the Property or any portion thereof prior to Closing, either Seller or Purchaser may, at its option, terminate this Agreement by delivering written notice to the other on or before the expiration of five (5) days after the date Seller delivers the Casualty Notice to Purchaser (and if necessary, the Closing Date shall be extended to give the parties the full thirty (30) day period to make such election and to obtain insurance settlement agreements with Seller’s insurers). Upon any such termination, the Deposit shall be returned to Purchaser and the parties hereto shall have no further rights or obligations hereunder, other than those that by their terms survive the termination of this Agreement. If neither Seller nor Purchaser so terminates this Agreement within said five (5) day period, then the parties shall proceed under this Agreement and close on schedule (subject to extension of Closing as provided above), and as of Closing, Seller shall assign to Purchaser, without representation or warranty by or recourse against Seller, all of Seller’s rights in and to any resulting insurance proceeds due Seller as a result of such damage or destruction and Purchaser shall assume full responsibility for all needed repairs, and Purchaser shall receive a credit at Closing for any deductible amount under such insurance policies (but the amount of the deductible plus insurance proceeds shall not exceed the lesser of (A) the cost of repair or (B) the Purchase Price). For the purposes of this Agreement, “Material Damage” and “Materially Damaged” means damage which exceeds $1,000,000 to repair.

(c) Immaterial Damage. If the Property is not Materially Damaged, then neither Purchaser nor Seller shall have the right to terminate this Agreement, and Seller shall, at its option, either (i) repair the damage before the Closing in a manner reasonably satisfactory to Purchaser or (ii) credit Purchaser at Closing for the reasonable cost to complete the repair (in which case Seller shall retain all insurance proceeds and Purchaser shall assume full responsibility for all needed repairs).

ARTICLE 5

COVENANTS

5.1 Conduct of Business. Seller agrees that during the term of this Agreement, Seller shall:

(a) maintain and operate the Property and the Hotel in substantially the same manner as Seller currently is maintaining (reasonable wear and tear excepted) and operating the Property and the Hotel (subject to seasonal differences, market conditions, and events beyond Seller’s control);

(b) not sell or otherwise dispose of any significant items of Personal Property (other than supplies or materials used in connection with the operation or maintenance of the Property) unless any such item is (A) replaced by a substitute of equal or greater value, (B) an obsolete item of Personal Property, or (C) otherwise in the ordinary course of business;

(c) except as otherwise provided in Section 5.8 and Section 5.1(e) below, not amend in any material respect or terminate (except for cause) any Contract or Lease without the prior approval of Purchaser, which approval will not be unreasonably withheld, conditioned or delayed;

(d) not enter into any new or additional Lease, that (A) will survive Closing and (B) is not terminable without penalty on thirty (30) or fewer days’ notice, or extend, modify, terminate or renew any existing Lease, in each case without Purchaser’s prior written consent, which consent shall not be unreasonably withheld or delayed and shall be deemed given if not specifically refused within three (3) Business Days of a request therefore; provided, however, that Purchaser hereby consents in advance to, and Seller shall not require any further approvals from Purchaser in connection with, any renewal or extension resulting from the exercise by a tenant of an existing renewal or extension option;

(e) not enter into any new Contract that is not terminable without penalty on thirty (30) days’ notice without the prior approval of Purchaser, such approval not to be unreasonably withheld, conditioned or delayed. Seller shall be entitled to terminate any Contract unless Purchaser has notified Seller in writing prior to expiration of the Limited Due Diligence Period, that it wants Seller to assign the same to Purchaser at Closing;

(f) maintain, or, if applicable, renew or replace with comparable coverage, full replacement cost insurance coverage for the Property;

(g) not voluntarily grant or convey any interest in the Property or voluntarily cause any encumbrance to be recorded affecting title to the Property;

(h) not negotiate with any other third party with respect to the sale of the Property; and

(i) not enter into any contracts or agreements with airline companies for groups or blocks of rooms or into other group room commitments (i.e., blocks of ten or more rooms) without, in each case, Purchaser’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

5.2 Limited Due Diligence.

(a) Purchaser acknowledges that for a period commencing on the date that is the later of i) the Effective Date, or (ii) the date on which Purchaser receives the updated Survey and expiring at 5:00 p.m. Eastern Time on the date that is ten (10) days after such date (the “Limited Due Diligence Period”), Purchaser may conduct its examinations, inspections, testing, studies and investigations of the Property, information regarding the Property and such documents applicable to the Property as set forth in subsection (b) below. The parties acknowledge that Purchaser had previously completed all or substantially all of its due diligence for the Property pursuant to the Prior Agreement and that the Limited Due Diligence Period is intended to enable Purchaser to update its prior due diligence and complete any remaining due diligence which was not previously completed. At any time prior to the expiration of the Limited Due Diligence Period, Purchaser shall be free, in its sole and absolute discretion, and for any or no reason whatsoever, to terminate this Agreement by written notice to Seller of its intent to terminate the Agreement (“Notice to Terminate”). Alternatively, if, at the end of the Limited Due Diligence Period, Purchaser has not provided Seller with a Notice to Terminate or a Notice to Proceed (as defined below), this Agreement shall automatically terminate. Upon termination of the Agreement under this subsection, either by a Notice to Terminate or an automatic termination at the expiration of the Limited Due Diligence Period, the Deposit and any interest thereon shall, subject to the procedures set forth in Exhibit B, be promptly returned to Purchaser, and Seller and Purchaser shall have no further rights, obligations or liabilities hereunder, other than those which by their terms expressly survive termination of this Agreement. On or prior to the expiration of the Limited Due Diligence Period, Purchaser may deliver notice to Seller of its intent to proceed with the Agreement (“Notice to Proceed”), in which event Purchaser shall be deemed to have reviewed, accepted and approved (and all representations and warranties of Seller made herein shall be subject to and qualified by) all of the Due Diligence Items, all Permitted Exceptions, all written documents and materials delivered to or otherwise reviewed by Purchaser, and other matters known to Purchaser. If Purchaser has actual knowledge of Seller’s breach of representation, warranty or covenant and nevertheless sends a Notice to Proceed, then Purchaser shall be deemed to have waived such breach unless its Notice to Proceed is expressly subject to Seller’s curing the breach.

(b) Delivery Period. From and after the date hereof, Seller will make available to Purchaser for inspection at the Property or at the office of the Seller, the due diligence items described on Exhibit C attached hereto to the extent (other than the Updated Title and Survey) such items are in the possession or control of Seller (the “Due Diligence Items”). Prior to the Closing, Seller shall continue to make available to Purchaser such other documents or information as Purchaser may reasonably request relating to the Hotel or the Property, which are in Seller’s or Seller’s property manager’s possession or control.

5.3 Access.

(a) During the Limited Due Diligence Period, upon reasonable request, Seller shall afford to Purchaser and Purchaser’s representatives access to the Premises to permit

Purchaser to make such inspections as it reasonably deems appropriate to complete the due diligence review described in Section 5.2(a) and for other purposes consistent with Purchaser’s acquisition of the Property, including but not limited to Purchaser’s shadow management rights as set forth in Section 8.6 of this Agreement. In addition, after the expiration of the Limited Due Diligence Period, if Purchaser has not terminated this Agreement in accordance with Section 5.2(a), Seller shall continue to afford to Purchaser and Purchaser’s representatives access to the Premises for purposes consistent with Purchaser’s acquisition of the Property. Purchaser shall notify Seller in writing of its intention or the intention of its agents or representatives to enter the Hotel for any such purposes prior to such intended entry and shall coordinate with Seller and its agents to carry out any such entry and related investigation so as to minimize, to the greatest extent possible, interference with Seller’s business and otherwise in a manner reasonably acceptable to Seller. Purchaser must deliver a certificate of insurance to Seller evidencing that Purchaser and its contractors, agents and representatives have in place amounts of commercial general liability insurance and workers compensation insurance for its activities on the Hotel in terms and amounts satisfactory to Seller covering any accident or other liability arising in connection with the presence of Purchaser, its contractors, agents and representatives on the Hotel, which insurance shall name Seller as an additional insured thereunder. Purchaser shall bear the cost of all such inspections or tests and shall be responsible for, and act as the generator with respect to, any wastes generated by those tests. Subject to the provisions of Section 10.9 hereof, Purchaser or Purchaser’s representatives may not meet or contact any Governmental Authority in connection with the transaction contemplated by this Agreement without the prior written consent of Seller, which consent may be predicated on giving Seller at least two (2) Business Days in advance by telephone or fax to inform Seller of Purchaser’s intended meeting or contact and to allow Seller the opportunity to attend such meeting or monitor such contact if Seller desires.

(b) In conducting any inspections, investigations or tests of the Property, Purchaser and its agents and representatives shall: (i) not disturb (1) the tenants or interfere with their use of the Premises pursuant to their respective Leases, or (2) the registered guests; (ii) not interfere with the operation and maintenance of the Hotel; (iii) not conduct any invasive testing, sampling or drilling (including any phase II environmental testing) or otherwise damage any part of the Premises or any personal property owned or held by any tenant or any third party; (iv) not injure or otherwise cause bodily harm to Seller or any registered guest, their agents, guests, invitees, contractors and employees or any tenants or their guests or invitees; (v) comply with all applicable laws; (vi) promptly pay when due the costs of all tests, investigations, and examinations done with regard to the Hotel; (vii) not permit any liens to attach to the Hotel by reason of the exercise of its rights hereunder; (viii) repair any damage to the Hotel resulting directly or indirectly from any such inspection or tests; and (ix) not reveal or disclose prior to Closing any information obtained during the Limited Due Diligence Period or thereafter concerning the Premises other than in accordance with the confidentiality standards set forth in Section 10.9.

(c) Purchaser shall indemnify and hold the Seller harmless from and against any and all liens, claims, causes of action, actual (but not consequential) damages, liabilities and expenses (including attorneys’ fees reasonably incurred and court costs) arising out of Purchaser’s inspections, tests or presence at the Property; provided, however, that the indemnity shall not extend to protect Seller from any pre-existing liabilities for matters merely discovered by Purchaser (i.e., latent environmental contamination). This indemnity shall survive the Closing or any earlier termination of this Agreement.

5.4 Expenses. Each Party agrees to pay its own expenses (including the fees and expenses of its own attorneys, accountants and other advisers) in connection with its due diligence activities, negotiating this Agreement and any related agreements, obtaining any required approvals and otherwise preparing for the Closing. Purchaser and Seller will bear all reasonable and customary costs and expenses of the Escrow Agent equally. Seller agrees to pay for (i) all transfer taxes and recording charges payable in connection with the recording of the Assignment of Ground Lease (whether imposed in the form of transfer taxes, documentary or deed stamps or otherwise), and (ii) all record search, title examination, title insurance premiums for the Title Policy in the amount of the Purchase Price (except that Purchaser shall be responsible for the cost of the Updated Title and Survey and any affirmative coverage and/or endorsements to the Title Policy). Purchaser shall pay all costs and expenses incurred in connection with the termination of the existing Franchise Agreement. The Parties agree to cooperate with one another to prepare and file, or cause to be prepared and filed, with the relevant Governmental Authorities all transfer tax returns, affidavits and other similar instruments, if any, required in connection with the payment of the foregoing expenses. The provisions of this Section 5.4 shall survive the Closing and any termination of this Agreement.

5.5 Liquor License. Seller holds an Innholders License authorizing the sale and/or service of liquor, wine, beer and other alcoholic beverages to Hotel guests and others in the ordinary course of business or otherwise used in the operation of the Hotel (the “Liquor License”). Seller shall transfer to Purchaser the Liquor License in connection with Closing. Purchaser shall be responsible for obtaining authorization for the transfer from the City of Boston Licensing Board and the State Alcoholic Beverage Control Commission (together, the “Governmental Authorities”) at its sole cost and expense; provided, however, that the Seller shall cooperate with Purchaser in the preparation of the application for transfer and shall sign any instruments or documents required by the Governmental Authorities in connection with such transfer. Seller agrees that the Purchase Price is inclusive of any such consideration associated with the transfer of the Liquor License and liquor inventory. Seller shall establish any escrow required by applicable law to satisfy the claims of creditors of Seller relating to the purchase and sale of alcoholic beverages at the Hotel arising after Closing. The parties shall execute and file all necessary transfer forms, applications and papers with the Governmental Authorities no later than five (5) days of the expiration of the Limited Due Diligence Period and Purchaser shall diligently pursue the approval of such transfer as soon as possible thereafter, to the end that the transfer shall take effect, if possible, on the Closing Date, simultaneously with Closing. If, despite Purchaser’s best efforts, the transfer is not approved by the Governing Authorities on the Closing Date, then Seller covenants and agrees that Seller shall cooperate with Purchaser in keeping open the bars and lounges and liquor facilities of the Hotel between the Closing Date and the time when such Liquor Licenses are transferred and actually become effective, by exercising management and supervision of such facilities and providing such additional services to maintain consistent operations of such facilities with such operations during the twelve (12) months prior to Closing pursuant to such leases, concession management or operating agreements or such other interim agreements (the “Interim Liquor License Documents”) as are mutually and reasonably agreed to by the parties in order to allow Seller to continue serving alcohol pursuant to the Liquor License until such time when the transfer of the Liquor License can be completed. Seller’s cooperation as herein provided shall be without charge to the Purchaser, however, all costs and expenses to operate the bars, lounges and liquor facilities after Closing shall be borne by the Purchaser. The form of the Interim Liquor License Documents will be negotiated and agreed to during the Limited Due Diligence Period.

5.6 Audited Financial Statements . Purchaser shall have the right, during the Limited Due Diligence Period, at its sole cost and expense, and Seller shall reasonably cooperate (at Purchaser’s sole cost and expense), to allow Purchaser to perform an audit of the financial statements for the Property for calendar years 2004 and 2005 and year-to-date 2006 (through May, 2006) (the “Financial Audits”). If the Financial Audits are not completed prior to the expiration of the Limited Due Diligence Period, or if Purchaser is not otherwise satisfied with the Financial Audits, Purchaser shall have the right to terminate this Agreement prior to the expiration of the Limited Due Diligence Period in accordance with Section 5.2 of this Agreement. If Purchaser does not terminate this Agreement prior to such expiration, Purchaser shall be deemed to have waived any conditions relating to such Financial Audits; provided, however that such waiver shall not affect or otherwise modify Purchaser’s rights under this Agreement (including, but not limited to, Purchaser’s rights under Sections 8.3 and 9.1 of this Agreement).

5.7 Franchise Agreement . Reference is made to that certain Franchise Agreement (as amended, the “Franchise Agreement”), dated November 13, 1998, between Promus Hotels, Inc. as franchisor and Seller as franchisee. The parties acknowledge that Purchaser has completed and delivered an application (along with all other requested documentation) to Hilton Hotels Corporation (“Franchisor”), which is the successor franchisor to Promus Hotels, Inc., in order to obtain Franchisor’s approval of a new Franchise Agreement for the Property between Franchisor and Purchaser and to enter into such new Franchise Agreement with Franchisor (collectively, the “Franchise Agreement Approval”). Purchaser shall use best efforts (for purposes of this definition best efforts does not include spending additional funds above typical franchise application fees or commencing litigation) to obtain the Franchise Agreement Approval and, if obtained, agrees to execute a franchise agreement with the Franchisor in the form required by the Franchisor so long as it is reasonably consistent with the terms (i) set forth in other franchise agreements with Franchisor entered into by Purchaser or Purchaser’s affiliates with respect to other hotels owned or operated by Purchaser or Purchaser’s affiliates or (ii) which the Franchisor offers to other prospective franchisees. If, despite having exercised best efforts, Purchaser is unable to obtain the Franchise Agreement Approval by the Closing Date, as such date may be extended pursuant to Section 6.1(a), Purchaser shall have the right to terminate this Agreement and receive a return of the Deposit. Seller shall, at Purchaser’s sole cost and expense, reasonably cooperate with Purchaser in connection with obtaining the Franchise Agreement Approval. Purchaser shall agree to any commercially reasonable requirements of Franchisor in connection with obtaining the Franchise Agreement Approval, including without limitation, the implementation of any PIP. Purchaser shall pay any and all fees, costs and expenses payable to Franchisor in connection with the Franchise Agreement Approval or the entering into of a new franchise agreement with Franchisor at the Property

5.8 Termination of Certain Contracts.

(a) Purchaser will not be obligated to assume the existing agreement between Bartech Systems and Seller dated September 23, 2003 (the “Minibar Contract”) and Seller will cause the Minibar Contract to be terminated at Closing and Seller will pay any costs associated with terminating the Minibar Contract.

(b) With respect to the Military Entrance Processing Station Contract dated January 15, 2004 (the “MEPS Contract”), Seller does not have the unilateral right to terminate the MEPS Contract but will use commercially reasonable efforts to have the MEPS Contract terminated by the Closing Date and will pay any costs associated with terminating the MEPS Contract. If the MEPS Contract is not terminated by the Closing Date, Purchaser shall assume the MEPS Contract and Seller shall pay Purchaser $80,000 per month until the MEPS Contract is terminated (which amount shall be pro-rated if the termination is not effective at the end of the applicable month). Such payment obligation will be secured by either a cash escrow or a letter of credit, at Seller’s option. If such payment obligation is secured by a letter of credit, the requested form of such letter of credit will be delivered to Seller by Purchaser and will be subject to Seller’s approval as to form and content and the letter of credit will be issued by CitiBank or such other bank reasonably acceptable to Purchaser. If Purchaser and Seller are unable to reasonably agree upon the form of letter of credit, Seller shall secure the payment obligation with a cash escrow. The amount of the cash escrow or letter of credit, as applicable, will be equal to the number of months remaining under the MEPS Contract multiplied by $80,000. The cash escrow or letter of credit, as applicable, will be held by the Escrow Agent and each month the Escrow Agent will be required to either pay from the cash escrow or draw on the letter of credit, as applicable, for the monthly amount and pay such amount to Purchaser. From and after the Closing Date, Purchaser will not alter or amend the MEPS Contract, without Seller’s prior written consent and Seller shall have the absolute right to negotiate with the contract party under the MEPS Contract, at Seller’s sole cost and expense, for the termination of the MEPS Contract and to execute such documents as are necessary to evidence the termination of the MEPS Contract.

(c) With respect to the Concession Agreement with Ultimate Parking dated April 1, 2004, as amended (the “Parking Garage Contract”), Seller does not have the unilateral right to terminate the Parking Garage Contract but will use commercially reasonable efforts to have the Parking Garage Contract terminated by the Closing Date and will pay any costs associated with terminating the Parking Garage Contract. If the Parking Garage Contract is not terminated by the Closing Date, Purchaser shall assume the Parking Garage Contract and Seller shall pay Purchaser $35,000 per month until the Parking Garage Contract is terminated (which amount shall be pro-rated if the termination is not effective at the end of the applicable month). Such payment obligation will be secured by either a cash escrow or a letter of credit, at Seller’s option. If such payment obligation is secured by a letter of credit, the requested form of such letter of credit will be delivered to Seller by Purchaser and will be subject to Seller’s approval as to form and content and the letter of credit will be issued by CitiBank or such other bank reasonably acceptable to Purchaser. If Purchaser and Seller are unable to reasonably agree upon the form of letter of credit, Seller shall secure the payment obligation with a cash escrow. The amount of the cash escrow or letter of credit, as applicable, will be equal to the number of months remaining under the Parking Garage Contract multiplied by $35,000. The cash escrow or letter of credit, as applicable, will be held by the Escrow Agent and each month the Escrow Agent will be required to either pay from the cash escrow or draw on the letter of credit, as applicable, for the monthly amount and pay such amount to Purchaser. From and after the Closing Date Purchaser will not alter or amend the Parking Garage Contract, without Seller’s prior written consent and Seller shall have the absolute right to negotiate with the contract party under the Parking Garage Contract, at Seller’s sole cost and expense, for the termination of the Parking Garage Contract and to execute such documents as are necessary to evidence the termination of the Parking Garage Contract.

5.9 Seal Coating of Parking Deck. Prior to the Closing Date, Seller will arrange for the seal coating of the parking deck, at Seller’s sole cost and expense.

5.10 Tiebacks and Davits. Seller shall have no responsibility for the cost and installation of tiebacks and davits to comply with applicable code requirements for window washing.

5.11 Contract Estoppels. Prior to the expiration of the Limited Diligence Period, Purchaser shall provide Seller with estoppel certificates to be signed by parties to certain Contracts that will be assigned to Purchaser at Closing (the “Estoppel Certificates”). Seller agrees to deliver the Estoppel Certificates to the relevant contracting parties with a request that they be executed and returned to Seller prior to Closing. The Parties acknowledge that the receipt by Purchaser of executed Estoppel Certificates is not a condition precedent to Purchaser’s obligation to consummate the transactions contemplated herein.

ARTICLE 6

CLOSING

6.1 Closing.

(a) Subject to the terms and conditions of this Agreement, the Closing shall take place at the offices of Escrow Agent (or such other location as may be mutually agreed upon by Seller and Purchaser) at and as of 10:00 A.M. (Eastern Time) on a date which is not later than seven (7) days after the expiration of the Pre-Closing Period, time being of the essence (but subject to any extensions provided for in this Agreement, including, but not limited to, Section 7.3(b)). Notwithstanding the foregoing, if the Franchise Agreement Approval has not been obtained by such date, then the Closing Date shall be automatically extended until five (5) days after receipt by Purchaser of the Franchise Agreement Approval but in no event later than sixty (60) days from the Effective Date. As used in this Agreement, the term “Closing” means the transfer and assignment of the Property to Purchaser and the performance by each Party of the obligations on its part then to be performed under and in accordance with this Agreement, and the term “Closing Date” means the date on which the Closing is to occur.

(b) No later than the day immediately preceding the Closing Date (the “Delivery Date”), if this Agreement has not been terminated in accordance with its terms, Seller shall have delivered to the Escrow Agent all documents required to be executed and delivered by Seller pursuant to Section 6.2 and Purchaser shall have delivered to the Escrow Agent all documents required to be executed and delivered by Purchaser pursuant to Section 6.3.

(c) By no later than 12:00 P.M. (Eastern Time) on the Closing Date, Purchaser shall have delivered to the Escrow Agent to and for the account of Seller the Purchase Price in immediately available funds (subject to the adjustments and prorations described in the Agreement).

6.2 Closing Deliveries by Seller. At the Closing, Seller shall execute, acknowledge, where appropriate, and deliver or cause to be delivered to Purchaser each of the following instruments and documents:

(a) Assignment of Ground Lease. An assignment and assumption of the Leasehold Estate, in the form attached hereto as Exhibit E (the “Assignment of Ground Lease”), duly executed by Seller.

(b) Bill of Sale. A bill of sale in the form of Exhibit F attached hereto (the “Bill of Sale”), duly executed by Seller.

(c) Assignment of Leases. An assignment and assumption agreement in the form attached hereto as Exhibit G (the “Assignment of Leases”), duly executed by Seller.

(d) Assignment of Contracts. An assignment and assumption of the Contracts, in the form attached hereto as Exhibit H (the “Assignment of Contracts”), duly executed by Seller.

(e) Tenant Notices. A notice signed by Seller advising the tenant under each of the Leases in force at the Closing Date of the consummation of the transactions contemplated by this Agreement, the address for notices to and other communications with Purchaser and directing the tenant to pay rent to, or as otherwise directed by, Purchaser.

(f) Books and Records. All books and records in the possession or control of Seller, including all leasing, property management and maintenance records, it being understood that leaving such records in the management office at the Property shall satisfy Seller’s obligations hereunder.

(g) FIRPTA Affidavit. An affidavit, in the form of Exhibit I attached hereto (the “FIRPTA Affidavit”), stating that it is not a “foreign person” under Section 1445 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

(h) Seller’s Affidavit. A Seller’s affidavit in the form of Exhibit J attached hereto (the “Seller’s Affidavit”).

(i) Management Agreements. Evidence of termination as of the Closing of any management agreements entered into by Seller for the Hotel.

(j) Tax Forms. Completed state, city and other documentary stamp, transfer or other similar tax forms (to the extent required under applicable law).

(k) Closing Statement. A closing statement setting forth the prorations and adjustments of the Purchase Price in accordance with this Agreement (the “Closing Statement”).

(l) Massport Estoppel. An estoppel from the Massachusetts Port Authority substantially in the form of Exhibit K attached hereto.

(m) Liquor Management. If the Liquor License has not been transferred prior to the Closing Date, the Interim Liquor License Documents (all in accordance with the provisions of Section 5.5).

(n) Ground Lessor Estoppel. An estoppel from the Ground Lessor substantially in the form of Exhibit L attached hereto.

(o) Financial Statements. A copy of Seller’s audited financial statement for calendar year 2005.

(p) Other Documents, Etc. Such other documents or instruments as Purchaser reasonably may request to effect the transactions contemplated in this Agreement without further expense or liability to Seller.

(q) Minibar Contract. Evidence of termination of the Minibar Contract.

(r) MEPS Contract. Evidence of either (i) termination as of the Closing of the MEPS Contract, or (ii) the cash security deposit referenced in Section 5.8(b) of this Agreement, or (iii) the letter of credit referenced in Section 5.8(b) of this Agreement.

(s) Parking Garage Contract. Evidence of either (i) termination as of the Closing of the Parking Garage Contract, or (ii) the cash security deposit referenced in Section 5.8(c) of this Agreement, or (iii) the letter of credit referenced in Section 5.8(c) of this Agreement.

(t) Seal Coating. Evidence of the completion of the seal coating referenced in Section 5.9 of this Agreement.

(u) Letter of Credit. Evidence of the letter of credit referenced in Section 8.3(e) of this Agreement.

6.3 Closing Deliveries by Purchaser. At the Closing, Purchaser shall execute, acknowledge, where appropriate, and deliver to Seller the following agreements, instruments and payments:

(a) Purchase Price. The Purchase Price, payable in the manner provided for in Section 2.1 of this Agreement.

(b) Bill of Sale. The Bill of Sale, duly executed by Purchaser.

(c) Assignment of Leases. The Assignment of Leases, duly executed by Purchaser.

(d) Assignment of Contracts. The Assignment of Contracts, duly executed by Purchaser.

(e) Closing Statement. A counterpart of the Closing Statement, duly executed by Purchaser.

(f) Intentionally Omitted.

(g) Liquor Management. If the Liquor License has not been transferred prior to the Closing Date, the Interim Liquor License Documents (all in accordance with the provisions of Section 5.5).

(h) Other Documents, Etc. Such other documents or instruments as Seller reasonably may request to effect the transactions contemplated in this Agreement without further expense or liability to Purchaser.

ARTICLE 7

CONDITIONS PRECEDENT TO CLOSING

7.1 Conditions Precedent to Obligation of Purchaser. The obligation of Purchaser to consummate the transactions contemplated herein shall be subject to the fulfillment on or before the Closing Date, as applicable, of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:

(a) Delivery of Documents. Seller shall have delivered all of the items required to be delivered to Purchaser pursuant to Section 6.2.

(b) Accuracy of Representations and Warranties. Subject to the provisions of Sections 5.3 and 8.4, the representations and warranties of Seller in Section 8.2 of this Agreement shall be true and correct in all material respects as originally made and, if applicable, as remade on and as of the Closing Date (except that any representation or warranty made as of a specified date shall be true and correct as of such specified date).

(c) Observance of Covenants. Seller shall have performed and observed, in all material respects, all covenants and agreements in this Agreement to be performed and observed by the Seller as of the Closing Date.

(d) No Injunction. No action, suit or legal or administrative proceeding shall have been instituted by or before any agency, bureau, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign (referred to herein as “Governmental Authority”), seeking to enjoin the transactions contemplated by this Agreement, other than any such proceeding initiated by or on behalf of Purchaser or any of its affiliates.

(e) Title. At Closing, the status of title to the Leasehold Estate shall be in accordance with the terms and conditions of this Agreement and the Leasehold Estate shall not be subject to any liens, encumbrances or any other matter affecting title, recorded or unrecorded, other than the Permitted Exceptions.

(f) Transactions Not Prohibited. No statute, rule, regulation, temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation by the Seller of the transactions contemplated by this Agreement shall be in effect or, if applicable, have been threatened by any Governmental Authority, other than any such order or other legal restraint or prohibition or threat thereof requested or otherwise obtained by or on behalf of Purchaser or any of its affiliates

(g) Required Consent and Franchise Agreement Approval. Subject to Section 7.3, the consent set forth on Schedule 7.1(g) (the “Required Consent”) and the Franchise Agreement Approval shall have been obtained.

(h) Satisfaction of Obligations with Boston. Purchaser shall have received from Seller confirmation or documentation reasonably satisfactory to Purchaser, that Seller has satisfied all of its obligations under any and all agreements concerning the Property, entered into with the City of Boston or any city agency or authority, including but not limited to, 1) the January 12, 2001 Memorandum of Understanding entered into with the Office of Jobs and Community Services (“JCS”), 2) the January 12, 2001 First Source Agreement entered into with JCS, 3) the January 12, 2001 Cooperation Agreement entered into with the Boston Redevelopment Authority, and 4) the November 16, 1999 Development Impact Project Agreement between the Boston Redevelopment Authority and DDODE Associates LLC (as it may have been assigned to Seller).

7.2 Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the transactions contemplated herein shall be subject to the fulfillment on or before the Closing Date of all of the following conditions, any or all of which may be waived by Seller in its sole discretion:

(a) Delivery of Documents. Purchaser shall have delivered all of the items required to be delivered to the Seller pursuant to Section 6.3.

(b) Accuracy of Representations and Warranties. The representations and warranties of Purchaser contained in Section 8.1 of this Agreement shall be true and correct in all material respects as originally made and as remade on and as of such Closing Date.

(c) Observance of Covenants. Purchaser shall have performed and observed, in all material respects, all covenants and agreements in this Agreement to be performed and observed by Purchaser as of the Closing Date.

(d) No Injunction. No action, suit or legal or administrative proceeding shall have been instituted by or before any court or Governmental Authority seeking to enjoin the transactions contemplated by this Agreement and intended to occur at the related Closing, other than any such proceeding initiated by or on behalf of Seller or any of its affiliates.

(e) Transactions Not Prohibited. No statute, rule, regulation, temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation by Purchaser of the transactions contemplated by this Agreement shall be in effect, or, if applicable, have been threatened by any Governmental Authority, other than any such order or other legal restraint or prohibition or threat thereof requested or otherwise obtained by or on behalf of Seller or any of its affiliates.

(f) Required Consent and Franchise Agreement Approval. Subject to Section 7.3, the Required Consent and the Franchisor Agreement Approval shall have been obtained.

7.3 Failure of Condition.

(a) In the event any condition set forth in Section 7.1 has not been fulfilled and such non-fulfillment can be cured by the payment of money, Purchaser shall not be relieved of its obligation to Close by reason thereof if Seller elects to grant Purchaser a credit against the Purchase Price for the non-fulfillment of such condition in an amount reasonably acceptable to Purchaser.

(b) In the event that the Required Consent has not been obtained on the scheduled Closing Date, and, but for such failure to obtain the Required Consent, the conditions to Closing set forth in Article 7 otherwise would be satisfied on the Closing Date, Seller and Purchaser shall each individually have the option to delay the Closing until the date which is the earlier of (x) ten (10) Business Days after the Required Consent has been obtained, or (y) that date which is ninety (90) days after the scheduled Closing Date (the “Final Extended Closing Date”). Seller or Purchaser, as applicable, shall deliver written notice of the exercise of such option to the other party no later than the scheduled Closing Date. Seller and Purchaser shall continue to make commercially reasonable efforts to obtain the Required Consent prior to the Final Extended Closing Date. If the Required Consent has not been obtained on or before the Final Extended Closing Date, Purchaser and Seller shall retain all rights hereunder, including their respective termination rights under Article 9. The foregoing Closing Date extension provision shall be in addition to, and not in derogation of, the other provisions of this Agreement pursuant to which the Closing Date may be extended.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES; CONDITION OF PROPERTY; RELEASE; SHADOW MANAGEMENT

8.1 Representations and Warranties of Purchaser. Purchaser hereby makes the following representations and warranties:

(a) Organization and Good Standing ,Duly Authorized, Executed, and Delivered. Purchaser is a limited partnership duly organized and validly existing and in good standing under the laws of the State of Maryland. Purchaser further represents and warrants to Seller that this Agreement and all documents executed by Purchaser that are to be delivered to Seller at Closing (i) are, or at the time of Closing will be, duly authorized, executed and delivered by Purchaser, (ii) do not, and at the time of Closing will not, violate any provision of any agreement or judicial order to which Purchaser is a party or to which Purchaser or any property owned by Purchaser is subject and (iii) constitutes (or in the case of Closing Documents will constitute) valid and legally binding obligations of Purchaser, enforceable in accordance with their terms.

(b) No Bankruptcy. Purchaser has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Purchaser’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Purchaser’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Purchaser’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally. As of the Closing Date, Purchaser will have sufficient funds to pay the Purchase Price and consummate the transactions contemplated by this Agreement.

(c) Power and Authority. Purchaser has full and complete power and authority to enter into this Agreement and to perform its obligations hereunder.

(d) Consents. Other than the Franchise Agreement Approval and the Required Consent, no consent, waiver, approval or authorization is required to be obtained from, and no filings are required to be made with, any Governmental Authority or third party in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby.

(e) Non-Contravention. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not (i) violate any judgment, order, injunction, decree, regulation, or ruling of any court or governmental entity or (ii) conflict with, result in a breach of, or constitute a default under the organizational documents of Purchaser, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material contract, document, agreement or instrument to which Purchaser is a party or by which Purchaser may be bound.

(f) Asset Control and Anti-Terrorism Regulations. Neither the Purchaser nor any of Purchaser’s affiliates have engaged in any dealings or transactions, directly or indirectly, (i) in contravention of any U.S., international or other anti-money laundering regulations or conventions, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. §1 et seq., as amended), any foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 and the regulations promulgated thereunder (collectively, the “Patriot Act”), or any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), or (ii) in contravention of Executive Order No. 13224 issued by the President of the United States on September 24, 2001 (Executive Order Blocking Property

and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), as may be amended or supplemented from time to time (“Executive Order 13224”) or (iii) on behalf of terrorists or terrorist organizations, including those persons or entities that are included on any relevant lists maintained by the United Nations, North Atlantic Treaty Organization, Organization of Economic Cooperation and Development, OFAC, Financial Action Task Force, U.S. Securities & Exchange Commission, U.S. Federal Bureau of Investigation, U.S. Central Intelligence Agency, U.S. Internal Revenue Service, or any country or organization, all as may be amended from time to time.

Neither the Purchaser nor any of Purchaser’s affiliates is or will be a person or entity (i) that is subject to the provisions of Execute Order 13224, (ii) whose name appears on OFAC’s most current list of “Specifically Designed Nationals and Blocked Persons,” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf), (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in Executive Order 13224, or (iv) who has been associated with or is otherwise affiliated with any entity or person listed above.

The foregoing representations shall be automatically remade by any assignee of this Agreement pursuant to Section 10.5.

Each of the representations and warranties of Purchaser contained in this Section (i) is made on the Effective Date; (ii) shall be deemed remade by Purchaser and/or its assignee(s), as applicable and appropriate, and shall be true in all material respects, as of the Closing Date; and (iii) shall survive the Closing.

8.2 Representations and Warranties of Seller. Seller hereby represents and warranties as follows:

(a) Organization and Good Standing. Seller is duly organized and validly existing and in good standing under the laws of the state of its formation and is qualified to transact business and is in good standing in the state where the Hotel is located.

(b) Duly Authorized, Executed, and Delivered. This Agreement and all documents executed by Seller that are to be delivered to Purchaser before or at Closing (i) are, and at the Closing will be, duly authorized, executed and delivered by Seller, (ii) do not, and (subject to obtaining the Franchise Agreement Approval and the Required Consent) at the Closing will not, violate any provision of any agreement or judicial order to which Seller is a party or to which Seller the Property is subject, and (iii) constitute (or in the case of Closing Documents will constitute) valid and legally binding obligations of Seller, enforceable in accordance with their terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights.

(c) Power and Authority. Seller has full and complete power and authority to enter into this Agreement and, subject to obtaining any consents or waivers required to be obtained prior to Closing, to perform its obligations hereunder and under all documents executed by Seller that are to be delivered to Purchaser before or at Closing. The individual(s) executing this Agreement and the instruments referenced herein on behalf of Seller have the legal power, right and actual authority to bind Seller to the terms hereof and thereof.

(d) Consents. Other than the Franchise Agreement Approval and the Required Consent, no consent, waiver, approval or authorization is required to be obtained from, and no filings are required to be made with, any Governmental Authority or third party in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby.

(e) Condemnation. As of the Effective Date, Seller has not received any written notice of any pending or threatened Condemnation, eminent domain or similar proceeding which would affect the Property owned by Seller or any part thereof that would have a material adverse effect on the value of the Property.

(f) Litigation. As of the Effective Date, Seller has not received written notice or have any knowledge of any litigation that is pending or threatened with respect to the Property, except litigation set forth in Schedule 8.2(f).

(g) Law Compliance. As of the Effective Date, Seller has not received any written notice from any Governmental Authority, or otherwise have any knowledge, that all or any portion of the Property or the Premises are in violation of any applicable building codes, zoning law or land use law, or any applicable local, state or federal law or regulation relating to the Premises (other than Environmental Laws, which are governed by subsection (t) below), which violation has not been cured or remedied in accordance with applicable law prior to the Effective Date.

(h) No Bankruptcy. Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors, (iii) suffered the appointment of a receiver to take possession of any of the Property or all, or substantially all, of Seller’s other assets, (iv) suffered the attachment or other judicial seizure of any of the Property or all, or substantially all, of Seller’s other assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

(i) Not Foreign Person. Seller is not a “foreign person” as defined in Section 1445(f)(3) of the Internal Revenue Code.

(j) Non-Contravention. Subject to receipt of the Franchise Agreement Approval and the Required Consent, the execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not (i) violate any judgment, order, injunction, decree, regulation, or ruling of any court or governmental entity or (ii) conflict with, result in a breach of, or constitute a default under the organizational documents of Seller, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any Lease or other material Contract, document, agreement or instrument to which Seller is a party or by which Seller may be bound.

(k) Contracts. There are no service, supply, trash removal, maintenance, construction, capital improvement and other similar contracts in effect with respect to the

Property related to the construction, operation, or maintenance of the Property other than those listed on Schedule 8.2(k), true, correct and complete copies of which have been delivered or made available to Purchaser. To Seller’s knowledge, no party to the Contracts listed on Schedule 8.2(k) is in default thereunder in any material respect.

(l) Leases. There are no leases, concessions, license agreements, or occupancy agreements with respect to the Property under which any tenants (other than registered guests) or concessionaires occupy space at the Property and affecting any portion of the Property other than those listed on Schedule 8.2(l), true, correct and complete copies of which have been delivered or made available to Purchaser. To Seller’s knowledge, no party to the Leases listed on Schedule 8.2(l) is in default thereunder in any material respect.

(m) Right of First Offer. Except for this Agreement and the Leases, and subject to the rights of guests and patrons of the Property, including guests and patrons under Advance Bookings, Seller is not a party to any enforceable agreement or option for the transfer, sale or purchase of all or any portion of the Property and has not granted any other party any right or option to lease all or any portion of the Property.

(n) Management Agreement. The Hotel will not be subject to any form of management agreement with a third-party manager as of the Closing and the existing management agreement in effect as of the Effective Date will be terminated by Seller at its sole cost and expense at or prior to Closing.

(o) Franchise Agreement. Except for the Franchise Agreement, there are no contracts or agreements, written or oral, under which Seller operates the Hotel as a franchise.

(p) Taxes. To Seller’s knowledge, since 2004, Seller has filed all tax returns required by Governmental Authorities and has paid and will continue to pay all taxes, assessments, and fees imposed by any governmental authority relating to the Property and the operations of Seller prior to, including all income, withholding, unemployment, gross receipts, sales and franchise taxes incurred during periods prior to and as a result of the Closing.

(q) Labor and Employment. Seller has no employees. There are no employee benefit plans for the benefit of employees employed at the Hotel for which Seller is a plan sponsor or to which Seller is a party. Seller and Seller’s property manager are not and have not been a party to any union, collective bargaining or other labor contract with respect to the Property. Neither Seller nor Seller’s property manager have received any written demand for recognition from any union, nor have they received any notice from the National Labor Relations Board that any union has petitioned to represent any employees at the Hotel.

(r) Liquor License. To Seller’s knowledge, Seller has received no written notice in the past twelve (12) months from any neighboring property owner, municipal or county official, or law enforcement or liquor enforcement personnel of violations related to the sale of alcohol at the Property.

(s) Asset Control and Anti-Terrorism Regulations. Neither the Seller nor any of Seller’s affiliates have engaged in any dealings or transactions, directly or indirectly, (i) in contravention of any U.S., international or other anti-money laundering regulations or conventions, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. §1 et seq., as amended), any foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, the Patriot Act, or any order issued with respect to anti-money laundering by OFAC, or (ii) in contravention of Executive Order No. 13224 or (iii) on behalf of terrorists or terrorist organizations, including those persons or entities that are included on any relevant lists maintained by the United Nations, North Atlantic Treaty Organization, Organization of Economic Cooperation and Development, OFAC, Financial Action Task Force, U.S. Securities & Exchange Commission, U.S. Federal Bureau of Investigation, U.S. Central Intelligence Agency, U.S. Internal Revenue Service, or any country or organization, all as may be amended from time to time.

Neither the Seller nor any of Seller’s affiliates is or will be a person or entity (i) that is subject to the provisions of Execute Order 13224, (ii) whose name appears on OFAC’s most current list of “Specifically Designed Nationals and Blocked Persons,” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf), (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in Executive Order 13224, or (iv) who has been associated with or is otherwise affiliated with any entity or person listed above.

(t) Environmental. As of the Effective Date, Seller has no knowledge of and has not received any written notice from any Governmental Authority (including notice from the Massachusetts Department of Environmental Protection (“DEP”)) that all or any portion of the Property or the Premises is in violation of any applicable Environmental Law, which violation has not been cured or remedied in accordance with applicable Environmental Laws prior to the Effective Date. For purposes of this Agreement, the term “Environmental Laws” means all federal, state and local environmental laws, rules, statutes, directives, binding written interpretations, binding written policies, ordinances and regulations issued by any Governmental Authority and in effect as of the date of this Agreement with respect to or which otherwise pertain to any Hazardous Materials and affect the Hotel, or any portion thereof, the use, ownership, occupancy or operation of the Hotel, or any portion thereof, and as same have been amended, modified or supplemented from time to time prior to the date of this Agreement, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C., § 9601 et seq.), the Hazardous Substances Transportation Act (49 U.S.C., § 1802 et seq.), the Resource Conservation and Recovery Act (42 U.S.C., § 6901 et seq.), the Water Pollution Control Act (33 U.S.C., § 1251 et seq.), the Safe Drinking Water Act (42 U.S.C., § 300f et seq.), the Clean Air Act (42 U.S.C., § 7401 et seq.), the Solid Waste Disposal Act (42 U.S.C., § 6901 et seq.), the Toxic Substances Control Act (15 U.S.C., § 2601 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C., § 11001 et seq.), the Radon and Indoor Air Quality Research Act (42 U.S.C., § 7401 note, et seq.), the Superfund Amendment Reauthorization Act of 1986 (42 U.S.C., § 9601 et seq.), comparable state and local laws, and any and all rules and regulations which have become effective prior to the date of this Agreement under any and all of the aforementioned laws. As of the Effective Date, Seller has neither been audited by the DEP, nor received any notice of a pending audit, with respect to the Activity and Use Limitation, notice of which was recorded in the Suffolk County Register of

Deeds at Book 31508, Page 215. As of the Closing Date, the Seller’s representations and warranties regarding hazardous materials and compliance with environmental laws related thereto contained in the documents evidencing the Loan, in the original principal amount of $32,000,000, made by Greenwich Capital Financial Products, Inc., as Lender, to Seller, as Borrower, on March 19, 2004, as has been assigned by Greenwich Capital Financial Products prior to date hereof (the “Existing Debt”) are true, correct and complete in all material respects. Seller shall indemnify, defend, and hold harmless Purchaser and its affiliates, in an amount not to exceed $2,000,000, from any and all loss, liability, claim, cause of action, damage, cost or other expense of any nature whatsoever, including, without limitation, reasonably incurred attorneys’ fees and expenses (collectively, “Losses”), resulting or arising from (i) a breach of such representations and warranties by the Seller, or (ii) actions brought by the holders of the Existing Debt, their successors or assigns, relating to pre-Closing violations of Environmental Laws. The representations and warranties set forth or referred to in this Section 8.2(t) are hereinafter referred to as the “Environmental Representations and Warranties”.

(u) Financial Statements. To Seller’s knowledge, the annual operating statements for the Property for calendar years 2004 and 2005, and the partial year operating statement for January-April 2006 (the “Operating Statements”) delivered by Seller to Purchaser fairly reflect in all material respects the income and expenses of the Property for the respective periods covered thereby.

(v) Ground Lease. A true, correct and complete copy of the Ground Lease dated as of November 26, 1997, by and between Yebba Brothers LLC, as landlord, and Seller (as successor-in-interest to DDODE Associates, LLC), as tenant, a memorandum of which is dated December 8, 1997 and was recorded on September 27, 2000 in the Suffolk County Registry of Deeds in Book 25396, Page 14 (the “Ground Lease”), has been delivered or made available to Purchaser. To Seller’s knowledge, no party to the Ground Lease is in default thereunder in any material respect.

(w) Licenses and Permits. All licenses and permits which are necessary for the operation of the Property are in full force and effect.

Each of the representations and warranties of Seller contained in this Section (i) is made on the Effective Date; (ii) shall be deemed remade by Seller(s), as applicable and appropriate, and shall be true in all material respects, as of the Closing Date; and (iii) shall survive the Closing in accordance with the provisions of Section 8.3(f).

8.3 Additional Provisions Regarding Seller’s Representations and Warranties.

(a) Intentionally Omitted.

(b) Definition of “Seller’s Knowledge”. All references in this Agreement to Seller’s knowledge or words of similar import shall refer only to the present actual knowledge of Joseph Bojanowski, Greg Miller, Joan Williams, Dean Stratouly and David Pollin (collectively, the “Designated Employee”) and shall not be construed to refer to the knowledge of any other officer, agent or employee of Seller or any affiliate thereof, or to impose upon the Designated Employee any duty to investigate the matters to which such knowledge, or the absence thereof, pertains, including, but not limited to, the contents of the files, documents and materials made available to or disclosed to Purchaser or the contents of files maintained by the Designated Employee or any of Seller’s agents or representatives. There shall be no personal liability on the part of the Designated Employee arising out of any representations or warranties made herein.

(c) Seller’s Representations Deemed Modified. To the extent that Purchaser actually knows at or prior to Closing that any of Seller’s representations and warranties are inaccurate, untrue or incorrect in any way and Purchaser nevertheless closes, such representations and warranties shall be deemed modified to reflect Purchaser’s knowledge. Seller shall not have any liability in connection with this Agreement by reason of any inaccuracy of a representation or warranty if and to the extent that such inaccuracy has been identified by Seller to Purchaser in writing or otherwise is actually known by Purchaser, in each case at or prior to the Closing and Purchaser elects, nevertheless, to consummate the Closing. For purposes of this Agreement, Purchaser shall be deemed to actually know that a representation or warranty is untrue, inaccurate or incorrect if and to the extent that (i) the facts or circumstances that render such representation or warranty untrue, inaccurate or incorrect were disclosed in the Due Diligence Items, or (ii) this Agreement, any Exhibit or Schedule attached hereto, any study, test, report, or analyses delivered to or prepared by or for Purchaser or any of their respective affiliates or any employees, agents, representatives or attorneys of any of the foregoing (all of the foregoing employees, agents, representatives and attorneys being herein collectively called the “Purchaser’s Representatives”), at or prior to Closing or otherwise obtained by Purchaser or any affiliate or any Purchaser’s Representative at or prior to Closing contains information which is inconsistent with such representation or warranty.

(d) Notice of Breach: Seller’s Right to Cure. If after the date hereof and prior to the Closing, Purchaser becomes aware that any of the representations or warranties made herein by Seller are untrue, inaccurate or incorrect in any material respect (other than as a result of receipt of written notice thereof from Seller pursuant to the requirement of the next sentence), Purchaser shall use good faith efforts to notify Seller in writing within five (5) Business Days of obtaining such knowledge and, in any event, prior to the Closing. If at or prior to the Closing, Seller obtains knowledge that any of the representations or warranties made herein by Seller is untrue, inaccurate or incorrect, Seller shall notify Purchaser in writing thereof within five (5) Business Days of obtaining such knowledge and, in any event, prior to the Closing. In either such event, Seller shall not be obligated to cure any such misrepresentation or breach. If Seller is otherwise willing to attempt to cure the misrepresentation or breach, Seller shall be entitled to a reasonable adjournment of the Closing (not to exceed ninety (90) days) for the purpose of any such cure; provided, however, that Purchaser shall have the right to waive such breach at any time during said period of adjournment and in the event of such waiver Seller and Purchaser shall consummate the Closing without any reduction or credit against the Purchase Price with respect thereto. If Seller fails to cure any misrepresentation or breach or declines to cure any other misrepresentation or breach not required to be cured, then Purchaser, as its sole remedy for any and all such materially untrue, inaccurate or incorrect material representations or warranties, shall be entitled to terminate this Agreement as set forth in Section 9.3 and receive a return of the Deposit.

(e) Limitation on Liability. Notwithstanding any provision to the contrary herein or in any document or instrument (including any bill of sale or assignment) executed by Seller and delivered to Purchaser at or in connection with the Closing (collectively, “Closing Documents”), but subject to the remainder of this Section 8.3(e), Seller shall not have (and Seller is exculpated and released from any) liability whatsoever with respect to any Claims (as defined in Section 8.5) under, and Purchaser shall be forever barred from making or bringing any Claims with respect to, any of the representations and warranties contained in this Agreement or in any Closing Document. Subject to any limitations set forth herein (including, but not limited to, the limitations set forth in Section 8.3(f)): (i) Seller shall remain liable to Purchaser for any Claims with respect to the representations and warranties set forth in Section 8.2 other than the Environmental Representations and Warranties (“Non-Environmental Representation and Warranty Claims”); provided, however, that the total liability of Seller for any or all Non-Environmental Representation and Warranty Claims shall not exceed $750,000 (the “Liability Cap”); and (ii) Seller shall remain liable to Purchaser for any Claims with respect to the Environmental Representations and Warranties (“Environmental Representation and Warranty Claims”); provided, however, that the total liability of Seller for any or all Environmental Representation and Warranty Claims shall not exceed $2,000,000. For a period of three hundred sixty five (365) days after the Closing Date, in order to ensure that Purchaser will have available means to obtain reimbursements from Seller for the Non-Environmental Representation and Warranty Claims, such principals of Seller reasonably acceptable to Purchaser shall guaranty the payment of such Non-Environmental Representation and Warranty Claims up to the Liability Cap. Such guaranty shall not apply to Environmental Representation and Warranty Claims and shall otherwise be in a form reasonably acceptable to Purchaser. If Purchaser and Seller are unable to reasonably agree upon the form of guaranty, Seller shall deliver to the Escrow Agent, as security for its obligation to reimburse Purchaser for the Non-Environmental Representation and Warranty Claims, a letter of credit in an amount equal to the Liability Cap in form and content reasonably acceptable to Purchaser and issued by CitiBank or such other bank reasonably acceptable to Purchaser.

(f) Survival.

(i) The representations and warranties of Seller contained herein or in any Closing Document, other than the Environmental Representations and Warranties shall survive only until the date that is three hundred sixty five (365) days after the Closing Date (the “Release Date”). Any Non-Environmental Representation and Warranty Claim that Purchaser may have at any time against Seller for a breach of any such representation or warranty, whether known or unknown, with respect to which a notice of Non-Environmental Representation and Warranty Claim (“Claim Notice”) has not been delivered to Seller on or prior to the Release Date shall not be valid or effective, and the Party against whom such Non-Environmental Representation and Warranty Claim is asserted shall have no liability with respect thereto. Any Non-Environmental Representation and Warranty Claim that Purchaser may have at any time against Seller for a breach of any such representation or warranty, whether known or unknown, with respect to which a Claim Notice has been delivered to Seller on or prior to the Release Date may be the subject of subsequent litigation brought by Purchaser against Seller, provided that such litigation is commenced against Seller on or prior to the date that is sixty (60) days after the date such Claim Notice was delivered. For the avoidance of doubt, on the Release Date, Seller shall be fully discharged and released (without the need for separate releases or other documentation) from any liability or obligation to Purchaser and/or its successors and assigns with respect to any Non-Environmental Representation and Warranty Claims or any other matter relating to this Agreement, any Closing Document or the Property, except for those matters that are the subject of a Claim Notice delivered by Purchaser to Seller that is still pending on the Release Date and on the date that is sixty (60) days after the date such Claim Notice was delivered, Seller shall be fully discharged and released (without the need for separate releases or other documentation) from any liability or obligation to Purchaser and/or its successors and assigns with respect to any Non-Environmental Representation and Warranty Claim for which a Claim Notice has been delivered prior to the Release Date except for those matters that are the subject of pending litigation by Purchaser against Seller commenced prior to the date that is sixty (60) days after the date such Claim Notice was delivered.

(ii) The terms, provisions and limitations of Section 8.3(f)(i) shall apply with respect to any Environmental Representation or Warranty Claim that Purchaser may have against Seller, provided, however, that the “Release Date” with respect to any Environmental Representation or Warranty Claim shall be September 1, 2009, as opposed to the date that is three hundred sixty five (365) days after the Closing Date.

8.4 Condition of the Property; No Representations.

(a) Purchaser acknowledges the following: (i) upon the expiration of the Limited Due Diligence Period, Purchaser will have been given a reasonable opportunity to inspect and investigate the Property and all aspects relating thereto, including all of the physical, environmental and operational aspects of the Property, either independently or through agents and experts of Purchaser’s choosing; (ii) Purchaser will acquire the Property based upon Purchaser’s own investigation and inspection of the Property; and (iii) upon the expiration of the Limited Due Diligence Period, Purchaser will have been given a reasonable opportunity to review and inspect the documents and other materials delivered to, or otherwise made available for inspection at the Premises, including (x) the Due Diligence Items, (y) on-site materials and financial statements, and (z) information contained on any internet sites for which Purchaser has access, if any, all as amended or supplemented prior to the expiration of the Limited Due Diligence Period.

(b) EXCEPT AS OTHERWISE PROVIDED HEREIN, PURCHASER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT EXCEPT AS EXPRESSLY SET FORTH HEREIN, (i) SELLER IS DISPOSING OF THE PROPERTY “AS IS, WHERE IS AND

WITH ALL FAULTS” AND (ii) NEITHER PURCHASER NOR ANY OTHER PERSON IS RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, FROM SELLER OR ANY DIRECT OR INDIRECT PARTNER, OFFICER, DIRECTOR, TRUSTEE, MEMBER, EMPLOYEE, AFFILIATE, ATTORNEY, AGENT OR BROKER OF SELLER, AS TO ANY MATTER CONCERNING THE PROPERTY OR SET FORTH, CONTAINED OR ADDRESSED IN ANY DUE DILIGENCE MATERIALS (INCLUDING, WITHOUT LIMITATION, THE COMPLETENESS THEREOF), INCLUDING, WITHOUT LIMITATION: (i) the quality, nature, habitability, merchantability, use, operation, value, marketability, adequacy or physical condition of the Property or any aspect or portion thereof, including, without limitation, structural elements, foundation, roof, appurtenances, access, landscaping, parking facilities, electrical, mechanical, HVAC, plumbing, sewage, water and utility systems, facilities and appliances, soils, geology and groundwater; (ii) the dimensions or lot size of the Property or the square footage of any of the improvements thereon or of any tenant space therein; (iii) the development or income potential, or rights of or relating to, the Property, or the fitness, suitability, value or adequacy of the Property for any particular purpose; (iv) the zoning or other legal status of the Property; (v) the compliance of the Property or its operation with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any Governmental Authority or of any other Person or entity (including, without limitation, the Americans with Disabilities Act of 1990, as amended); (vi) the ability of Purchaser or any of its affiliates to obtain any necessary governmental approvals, licenses or permits for the use or development of the Property; (vii) the presence, absence, condition or compliance of any Hazardous Materials on, in, under, above or about the Property or any adjoining or neighboring property; (viii) the quality of any labor and materials used in any improvements at the Property; or (ix) the economics of, or the income and expenses, revenue or expense projections or other financial matters, relating to the operation of, the Property. Without limiting the generality of the foregoing, Purchaser expressly acknowledges and agrees that, except as set forth herein, it is not relying on any representation or warranty of Seller or any of its affiliates or any direct or indirect partner, member, director, trustee, officer, employee, affiliate, attorney, agent or broker of any of them, whether implied, presumed or expressly provided, arising by virtue of any statute, regulation or common law right or remedy in favor of any of them. Seller is not under any duty to make any inquiry regarding any matter that may or may not be known to Seller. For the purposes of this Agreement, “Person” means any individual, corporation, partnership, association, trust, limited liability company, or other entity or organization.

(c) If this Agreement is terminated for any reason, Purchaser shall promptly deliver to Seller (or destroy if delivery is not permitted or practical) (i) all copies of all of the Due Diligence Items and (ii) any other materials delivered or made available to Purchaser by Seller. Further, if this Agreement is terminated, Purchaser shall promptly destroy, and provide to Seller written certification of such destruction, all copies of any analyses, compilations, studies or other documents or records prepared by Purchaser, its affiliates, and agents that contain, reflect or are derived from information in the Due Diligence Items or other confidential information provided for in this Agreement.

(d) This Section 8.4 shall surviving Closing indefinitely.

8.5 Release.

(a) Without limiting the provisions of Section 8.4, except as expressly set forth herein, Purchaser hereby irrevocably and absolutely waives its right to recover from, and forever releases and discharges, and covenants not to file or otherwise pursue any legal action against, Seller or its affiliates or any direct or indirect partner, member, trustee, director, shareholder, controlling person, officer, attorney, employee, agent or broker of any of the foregoing, and any of their respective heirs, successors, personal representatives and assigns (each, a “Released Entity”, and collectively, the “Released Entities”) with respect to any and all suits, actions, proceedings, investigations, demands, claims, liabilities, fines, penalties, liens, judgments, losses, injuries, damages, settlement expenses or costs of whatever kind or nature, whether direct or indirect, known or unknown, contingent or otherwise (including any action or proceeding brought or threatened or ordered by any Governmental Authority), in addition to associated attorneys’ and experts’ fees and expenses, and investigation and remediation costs that may arise on account of or in any way be connected with the Property or any portion thereof (collectively, “Claims”) including, without limitation, the physical, environmental and structural condition of the Property or any law or regulation applicable thereto, or any other matter relating to the use, presence, discharge or release of Hazardous Materials on, under, in, above or about the Property. In addition, Purchaser hereby forever releases each of the Released Entities from and against any Claims to the extent relating to any Hazardous Materials that may be placed, discovered, located or released on, at, under or from the Property after the Closing Date.

For purposes of this Agreement, the term “Hazardous Materials” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or other material that is hazardous, toxic, ignitable, corrosive, carcinogenic or otherwise presents a risk of danger to human, plant or animal life or the environment or that is defined, determined or identified as such in any federal, state or local law, rule or regulation (whether now existing or hereafter enacted or promulgated) and any judicial or administrative order or judgment, in each case relating to the protection of human health, safety and/or the environment, including, but not limited to, any materials, wastes or substances that are included within the definition of (A) “hazardous waste” in the federal Resource Conservation and Recovery Act; (B) “hazardous substances” in the federal Comprehensive Environmental Response, Comprehension and Liability Act; (C) “pollutants” in the federal Clean Water Act; (D) “toxic substances” in the federal Toxic Substances Control Act; and (E) “oil or hazardous materials” in the laws or regulations of any State.

(b) In connection with this Section 8.5, the Purchaser expressly waives the benefits of any provision or principle of federal or state law or regulation that may limit the scope or effect of the waiver and release provisions of the preceding paragraph. Except as otherwise provided herein, Purchaser elects to and does assume all risk for such Claims heretofore and hereafter arising, whether now known or unknown to Purchaser. To the extent permitted by law, Purchaser hereby agrees, represents and warrants that Purchaser realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which are presently unknown, unanticipated and unsuspected, and Purchaser further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that Purchaser nevertheless hereby intends to release, discharge and acquit Seller from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which might in any way be included as a material portion of the consideration given to Seller by Purchaser in exchange for Seller’s performance hereunder. Without limitation of the foregoing, if Purchaser has actual knowledge of (i) a default in any of the covenants, agreements or obligations to be performed by Seller under this Agreement and/or (ii) any breach of or inaccuracy in any representation of Seller made in this Agreement which would entitle Purchaser to terminate this Agreement, and nonetheless elects to proceed to Closing, then, Purchaser shall be deemed to have waived any such default and/or breach or inaccuracy and shall have no Claim against Seller with respect thereto.

(c) Notwithstanding any provision to the contrary in this Section 8.5, Purchaser does not waive any right under applicable law to interplead Seller in the event of a third party claim against Purchaser with respect to a liability that accrued prior to the Closing Date and for which Purchaser is not liable under this Agreement or any Closing Document.

(d) Survival. This Section 8.5 shall survive the Closing indefinitely.

8.6 Shadow Management. Following the expiration of the Limited Due Diligence Period, and provided that Purchaser has delivered a Notice to Proceed, upon written request of Purchaser, Seller shall cause Seller’s property manager to permit Purchaser to establish a shadow management operation with respect to the Property consisting of up to six (6) employees of the Purchaser or of the Purchaser’s prospective manager who shall have reasonable access during normal business hours to all Property records and to the Property to observe the operation of the Hotel business immediately as of the expiration of the Limited Due Diligence Period through the Closing Date to aid in the Purchaser’s transition efforts. Purchaser will conduct such shadow management operations in a manner that is not disruptive to the normal operation of the Hotel. If at any time, Seller or Seller’s property manager believes in good faith that the shadow management operations of Purchaser or its representatives are unreasonably disruptive, then Seller or Seller’s property manager may require all such employees to cease all shadow management operations if such disruptions of the normal business operations at the Hotel are not cured within one (1) business day. Purchaser shall defend, indemnify, and hold harmless Seller from and against any liability, claim, cost or expense (whether arising out of injury or death to persons or damage to the Property or otherwise) including costs of remediation, restoration and other similar activities, mechanic’s and materialmen’s liens and attorneys’ fees reasonably incurred, arising out of or in connection with Purchaser’s shadow management operations, Purchaser’s breach of its obligations under this Section 8.6 or Purchaser’s or any employee’s entry upon the Property, except solely to the extent any of the same are caused by the gross negligence or willful misconduct of Seller, or Seller’s property manager. The provisions of this Section 8.6 shall survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement, and shall not be subject to the twelve (12) month limitation set forth herein.

ARTICLE 9

FAILURE OF CONDITIONS PRECEDENT: DEFAULT

9.1 Failure of Purchaser’s Conditions Precedent/Default by Seller.

(a) Failure of a Condition Precedent. Subject to the provisions of Section 7.3 and Section 9.1(b), if any condition set forth herein for the benefit of Purchaser is not satisfied on or prior to Closing, and if Seller fails to satisfy that condition upon the earlier to occur of ten (10) Business Days after written notice thereof from Purchaser or the Final Extended Closing Date, Purchaser, at its option, may elect (i) to terminate this Agreement, in which event the Deposit shall be promptly returned to Purchaser and all other rights and obligations of Seller and Purchaser hereunder (except those set forth herein which expressly survive a termination of this Agreement) shall terminate immediately or (ii) elect to proceed to Closing. If Purchaser elects to proceed to Closing, Purchaser shall be deemed to have waived any right to bring any claim or action against Seller with respect to such matter or condition.

(b) Default by Seller. If, prior to Closing, Seller defaults in performing any of its obligations under this Agreement (other than an immaterial default), and if Seller fails to cure such default within ten (10) Business Days after written notice thereof from Purchaser, and provided that Purchaser has duly and timely performed all of its obligations and is not in default hereunder, Purchaser, as its sole and exclusive remedy, may either (i) terminate this Agreement, in which case the Deposit shall be returned to Purchaser and all other rights and obligations of Seller and Purchaser hereunder (except those set forth herein which expressly survive a termination of this Agreement) shall terminate immediately, (ii) seek specific performance of Seller’s obligations (if Seller’s material default is a failure to convey the Property when obligated to do so pursuant to this Agreement and so long as the Purchaser commences such action within thirty (30) days following the date on which the Closing was to have occurred), or (iii) elect to proceed to Closing. Notwithstanding the preceding sentence, if Seller defaults under this Agreement by selling the Property to a third party other than Purchaser during the term of this Agreement, and if, as the result of such sale, the remedy of specific performance is not available to Purchaser, then Seller agrees to pay Purchaser damages in the amount of Three Million Dollars ($3,000,000). For the avoidance of doubt, each of Seller and Purchaser agrees that the foregoing two sentences set forth the only remedies available to Purchaser in the event of default by Seller under this Agreement and, more particularly, that Purchaser shall not be entitled to bring any claim or action against Seller for damages except as set forth in the immediately preceding sentence. If Purchaser elects to proceed to Closing, Purchaser shall be deemed to have waived any right to bring an action against Seller with respect to such default. From and after the Closing Date, Purchaser shall not have any right to bring any claim or action against Seller with respect to a breach or default by Seller under this Agreement or any other Closing Document or any other matter relating to this Agreement , any Closing Document or the Property, except as expressly set forth in Section 8.3(e). Purchaser shall not be entitled to exercise its remedies under this Section 9.1(b) if Purchaser has exercised its right to terminate this Agreement under Section 5.2(a).

(c) The provisions of this Section 9.1 shall survive the Closing of the transaction contemplated hereby or any other termination of this Agreement.

9.2 Failure of Seller’s Conditions Precedent/Default by Purchaser.

(a) Failure of a Condition Precedent. Subject to the provisions of Section 7.3 and Section 9.2(b), if any condition set forth herein for the benefit of Seller is not satisfied on or prior to Closing, and if Purchaser fails to satisfy that condition upon the earlier to occur of ten (10) Business Days after written notice thereof from Seller or the Final Extended Closing Date, Seller, at its option, may elect (i) to terminate this Agreement, in which event the Deposit shall be promptly returned to Purchaser and all other rights and obligations of Seller and Purchaser hereunder (except those set forth herein which expressly survive a termination of this Agreement) shall terminate immediately or (ii) elect to proceed to Closing. If Seller elects to proceed to Closing, Seller shall be deemed to have waived any right to bring any claim or action against Purchaser with respect to such matter or condition.

(b) Default by Purchaser. If, prior to Closing, Purchaser defaults in performing any of its obligations under this Agreement, including its obligation to purchase the Property (other than an immaterial default), and Purchaser fails to cure any such default within ten (10) Business Days after written notice thereof from Seller, then Seller’s sole remedy for such default shall be to terminate this Agreement and retain the Deposit. Seller and Purchaser agree that, in the event of such a default, the damages that Seller would sustain as a result thereof would be difficult if not impossible to ascertain. Therefore, Seller and Purchaser agree that, Seller shall retain the Deposit as full and complete liquidated damages and as Seller’s sole remedy.

(c) The provisions of this Section 9.2 shall survive the Closing of the transaction contemplated hereby or any other termination of this Agreement.

9.3 Limitation of Liability. Notwithstanding anything herein to the contrary, except in the case of fraud by either party or as otherwise set forth in Section 9.1(b) or in Section 10.21, the liability of each party hereto resulting from the breach or default by either party shall be limited to actual damages incurred by the injured party (as damages may otherwise be further limited pursuant to this Agreement) and except in the case of fraud by either party, the parties hereto hereby waive their rights to recover from the other party consequential, punitive, exemplary, and speculative damages. The provisions of this Section 9.3 shall survive the Closing of the transaction contemplated hereby or any other termination of this Agreement.

ARTICLE 10

MISCELLANEOUS

10.1 Broker. Seller and Purchaser expressly acknowledge that Jones Lang LaSalle Hotels (“Broker”) has acted as Seller’s exclusive agent with respect to the transaction contemplated herein and with respect to this Agreement, and that Seller shall pay a real estate brokerage commission to Broker at Closing. Seller agrees to indemnify, defend and hold harmless Purchaser from and against any and all damages, costs or expenses (including but not limited to attorneys’ fees reasonably incurred) suffered by Purchaser and arising out of Seller’s agreement with Broker. Each of Seller and Purchaser represents and warrants to the other that it has not dealt with any other broker in this transaction and each agrees to hold harmless the other and indemnify the other from and against any and all damages, costs or expenses (including, but not limited to, attorneys’ fees reasonably incurred) suffered by the indemnified Party as a result of acts of the indemnifying Party that would constitute a breach of its representation and warranty in this Section. The provisions of this Section 10.1 shall survive the Closing.

10.2 Further Assurances. Seller and Purchaser agree, at any time and from time to time after the Closing, to execute, acknowledge, where appropriate, and deliver such further instruments and documents and to take such other action as the other Party may reasonably request in order to carry out the intent and purpose of this Agreement, at the expense of the Party making such request; provided, however, that neither Seller nor Purchaser shall, in connection with the foregoing, be obligated to incur any liabilities or obligations in addition to their respective liabilities or obligations otherwise contemplated in this Agreement. The provisions of this Section 10.2 shall survive the Closing.

10.3 Payment of Expenses. Each Party will pay the expenses provided for in this Agreement to be paid by it and, subject to Section 5.4, the fees and disbursements of its attorneys, accountants and other professionals and experts incurred by it in connection with the negotiation of this Agreement and in preparation for any Closing.

10.4 Notices. Any notices required or permitted to be given hereunder shall be given in writing and shall be delivered (a) in person, (b) by a commercial overnight courier that guarantees next day delivery and provides a receipt, or (c) by legible facsimile (followed by hard copy delivered in accordance with preceding subsections (a)-(b)), and such notices shall be addressed as follows:

If to Seller:

BPG/CGV Hotel Partners IX LLC

c/o The Buccini/Pollin Group, Inc.

2020 K Street, N.W., Suite 800

Washington, D.C. 20006

Attention:	David B. Pollin
Facsimile	No: (202) 835-1036

and

c/o Congress Group Ventures, Inc.

33 Arch Street, 21st Floor

Boston, MA 02110

Attention:	Dean F. Stratouly
Facsimile	No: (617) 897-7201

and

Gardner Capital

645 Fifth Avenue

New York, New York 10151

Attention: G. Lynn Shostack

with a copy sent simultaneously to Seller’s attorneys:

Arent Fox PLLC

1050 Connecticut Avenue, N.W.

Washington, D.C. 20036-5339

Attention: Richard L. Brand, Esq.

Facsimile No.: (202) 857-6395

If to Purchaser:

c/o Eagle Hospitality Properties Trust, Inc.

100 E. RiverCenter Boulevard, #480

Covington, Kentucky 41011

Attention: Brian Guernier

Facsimile No.: (859) 581-4650

with a copy sent simultaneously to Purchaser’s attorneys:

Goodwin Procter, LLP

Exchange Place

Boston, Massachusetts 02109

Attention: Andrew C. Sucoff, Esq.

Facsimile No.: (617) 227-8591

Any of the aforementioned Parties may change its address for the receipt of notices, demands, consents, requests and other communications by giving written notice to the others in the manner provided for above. Any notice shall be effective only upon receipt (or refusal by the intended recipient to accept delivery).

10.5 Assignment. None of the Parties to this Agreement shall have the right to assign, transfer, convey and/or otherwise sell (or enter into any agreement to do the same), directly or indirectly, any interest it may have in or under this Agreement without first having obtained the written consent of the other Parties, which consent may be withheld in such Party’s sole and absolute discretion. Notwithstanding any provision to the contrary in the preceding sentence, Purchaser shall have the right, without the consent of Seller but only after prior, written notice to Seller, to assign its rights, and delegate its duties, under this Agreement, to any Affiliate of Purchaser; provided, however, that no such assignment shall relieve or release Purchaser from any obligations under this Agreement (whether arising pre- or post-Closing) and Purchaser shall remain jointly and severally liable for all the same together with such assignee.

10.6 Third-Party Beneficiaries. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective legal representatives, successors and permitted assigns, but shall not inure to the benefit of, or be enforceable by, the Title Company or any other Person.

10.7 Waiver. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the Party against whom the enforcement of the change, waiver, discharge or termination is sought or, in the case of a default, by the non-defaulting Party or Parties.

10.8 Incorporation of Recitals and Schedules. The Recitals to this Agreement and the Exhibits and Schedules attached hereto are hereby incorporated by reference into the body of this Agreement and made a part hereof.

10.9 Confidentiality. Except as hereinafter provided, from and after the execution of this Agreement, Purchaser and Seller shall keep the terms, conditions and provisions of this Agreement confidential and neither shall make any public announcements hereof unless the other first approves of same in writing, nor shall either disclose the terms, conditions and provisions hereof, except to persons who “need to know,” such as their respective officers, directors, employees, attorneys, accountants, engineers, surveyors, consultants, financiers, partners, investors, potential lessees and bankers and such other third parties (including the Lender) whose assistance is required in connection with the consummation of this transaction. Subject to the requirements of any applicable laws and regulations (including, but not limited to, any disclosure requirements applicable to Seller, as a publicly traded company), neither Party will make any public announcement or other similar public statement about this letter or the transaction contemplated hereby without the consent of the other Party (not to be unreasonably withheld) and the form and content of any public announcement by either Party will be subject to the prior approval of the other Party acting reasonably. This Section 10.9 shall survive the Closing or any termination of this Agreement.

10.10 Merger. All understandings and agreements heretofore had between the Parties hereto are merged in this Agreement and the instruments and documents referred to herein, which fully and completely express their agreements with respect to the transactions contemplated herein, and supersede all prior agreements, written or oral, with respect thereto.

10.11 Governing Law. This Agreement and all transactions hereunder shall be governed by the laws of the Commonwealth of Massachusetts.

10.12 Jurisdiction. Each of Seller and Purchaser hereby irrevocably and unconditionally submits to the jurisdiction of any Massachusetts State Court or Federal Court of the United States of America sitting in the Commonwealth of Massachusetts, and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding shall be brought in and may be heard and determined in such Massachusetts State Court or, to the extent permitted by law, in such Federal Court. Each of Seller and Purchaser agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of Seller and Purchaser hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, (i) any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any Massachusetts Court or Federal Court sitting in the Commonwealth of Massachusetts and (ii) the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.

10.13 Captions. The captions and Article headings included in this Agreement and the table of contents are for convenience only, do not constitute part of this Agreement and shall not be considered or referred to in interpreting the provisions of this Agreement.

10.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument. The submission of a signature page transmitted by facsimile (or similar electronic transmission facility) shall be considered as an “original” signature page for purposes of this Agreement so long as the original signature page is thereafter transmitted by mail or by other delivery service and the original signature page is substituted for the facsimile signature page in the original and duplicate originals of this Agreement.

10.15 Merger. Except as specifically set forth in this Agreement, the provisions of this Agreement shall not survive Closing and shall merge into the Assignment of Ground Lease.

10.16 Severability. If any provision hereof is held invalid or not enforceable to its fullest extent, such provision shall be enforced to the extent permitted by law, and the validity of the remaining provisions hereof shall not be affected thereby.

10.17 Prior Negotiations; Construction. No negotiations concerning or modifications made to prior drafts of this Agreement (or the Prior Agreement) shall be construed in any manner to limit, reduce or impair the rights, remedies, duties and obligations of the Parties under this Agreement or to restrict or expand the meaning of any of the provisions of this Agreement or to construe any of the provisions of this Agreement in any Party’s favor. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement or any amendment, Schedule or Exhibit hereto.

10.18 Litigation Expenses. In the event that either Seller or Purchaser is required to employ an attorney because any litigation arises out of this Agreement between the Parties hereto, the non-prevailing Party shall pay the prevailing Party all reasonable fees and expenses incurred, including attorneys’ fees and expenses reasonably incurred, in connection with such litigation.

10.19 Waiver of Trial by Jury. THE SELLER AND PURCHASER HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM FILED BY THE SELLER OR PURCHASER, WHETHER IN CONTRACT, TORT OR OTHERWISE, WHICH RIGHT OR CLAIM RELATES DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, ANY DOCUMENTATION RELATED THERETO, OR ANY ACTS OR OMISSIONS IN CONNECTION WITH THIS AGREEMENT. THIS WAIVER HAS BEEN AGREED TO AFTER CONSULTATION WITH LEGAL COUNSEL SELECTED BY PURCHASER AND THE SELLER.

10.20 Business Day Convention; Time of Essence. If the date on which, or time period by which, any right, option or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing occurs, falls or expires on a day that is not a Business Day, then such date or time period shall be automatically deferred or extended until the close of business on the next Business Day. The Parties agree that time is of the essence with respect to obligations of the Parties set forth in this Agreement including but not limited to each of the dates and time periods provided for in this Agreement.

10.21 Seller’s Right to Terminate. Separate and apart from any rights that Seller may have under the provisions of this Agreement (including, not limited to, the provisions of Section 9.2 of this Agreement) as the result of a default by Purchaser or a failure of Seller’s conditions precedent, Seller shall have the right to terminate this Agreement by delivering written notice to Purchaser up to three (3) days prior to the expiration of the Limited Due Diligence Period; provided that Seller shall pay Purchaser damages in the amount of Three Million Dollars ($3,000,000) in connection with such termination. For purposes of clarity, the parties agree that Seller shall not be obligated to pay such damages, and this Section 10.21 shall not apply in connection with, a termination of this Agreement by Seller as the result of a breach by Purchaser, a failure of one of Seller’s conditions precedent or as the result of exercising any other right or remedy provided for in this Agreement.

[The Remainder of this Page is Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

SELLER:

BPG/CGV HOTEL PARTNERS IX LLC a Delaware limited liability company

By:	BPG/CGV Hotel IX Mezzanine LLC,
its Manager

	By:	BPG/CGV Hotel IX Holdings LLC,
its Manager

		By:	BPG Hotel Partners IX LLC,
its co-Manager

			By:	/s/ David B. Rollin
			Name:	David B. Rollin
Title:

		By:	DDODE Associates, LLC,
its co-Manager

			By:	/s/ G. Lynn Shostack
			Name:	G. Lynn Shostack
			Title:	Co-Manager

PURCHASER:

EHP OPERATING PARTNERSHIP, L.P., a Maryland limited partnership

By:	Eagle Hospitality Properties Trust, Inc.,
a Maryland corporation,
its general partner

	By:	/s/ J. William Blackham
J. William Blackham
President and CEO

RECEIPT BY ESCROW AGENT

This Agreement, fully executed by both Seller and Purchaser, has been received by Escrow Agent this 15 day of June, 2006, and by its execution hereof, Escrow Agent hereby covenants and agrees to be bound by any terms of this Agreement that are applicable to Escrow Agent in its role as escrow agent pursuant to this Agreement.

ESCROW AGENT:

FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ Adam B. Cutler, Esq.
Name:	Adam B. Cutler, Esq.
Title:	Vice President & Special Counsel